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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COHERENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Notice of Virtual Annual
Meeting of Stockholders

April 27, 2020

8:30 a.m., Pacific Time

As part of our precautions regarding the coronavirus (COVID-19) and in compliance with current mandatory orders from applicable government entities, we are holding this year's annual meeting solely by means of remote communication. We have not previously held a virtual annual meeting and expect that we will again revert to an in-person meeting for future meetings if possible. If you plan to participate in the virtual meeting, please see the instructions in the accompanying proxy statement. Stockholders will be able to listen, vote and submit questions (subject to the question guidelines) from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend the meeting. Stockholders may participate in the meeting only by logging in at www.virtualshareholdermeeting.com/COHR2020.

MATTERS TO BE VOTED ON:

1.
To elect the eight directors named in the accompanying proxy statement;
2.
To approve the Coherent Equity Incentive Plan;
3.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020;
4.
To approve on a non-binding, advisory basis, our named executive officer compensation; and
5.
To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 3, 2020 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend and participate in our virtual meeting. However, to ensure your representation at the meeting, you are urged to vote in advance. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by marking, signing, dating and returning the proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose.

We have retained Georgeson LLC to assist us in the solicitation of proxies. If you have any questions or require any assistance with completing your proxy, please contact Georgeson LLC by telephone at (866) 647-8872.

Santa Clara, California April 6, 2020	Sincerely,

Bret DiMarco Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 27, 2020

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

PROXY STATEMENT

General Information About the Meeting

General

The Board of Directors (the "Board") of Coherent, Inc. ("Coherent" or the "Company") is soliciting proxies for use at the virtual Annual Meeting of Stockholders (the "Annual Meeting" or "meeting") to be held at 8:30 a.m., Pacific Time, on April 27, 2020 and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. There will be no physical location for stockholders to attend the meeting. You can participate in the Annual Meeting by logging in at www.virtualshareholdermeeting.com/COHR2020, where you will be able to listen to the meeting live, vote and submit questions. These proxy solicitation materials were first mailed on or about April 6, 2020 to all stockholders entitled to vote at the Annual Meeting.

Who May Vote at the Meeting?

You are entitled to vote at the Annual Meeting if you held your shares as of the close of business on our record date, March 3, 2020 (the "Record Date"). On the Record Date, 24,166,669 shares of our common stock, $0.01 par value, were issued and outstanding.

What Does Each Share of Common Stock I Own Represent?

On all matters, each share has one vote, unless, with respect to Proposal One regarding the election of directors, cumulative voting is in effect. See "Proposal One—Election of Directors—Vote Required" for a description of cumulative voting rights with respect to the election of directors.

How Can I Participate in the Virtual Annual Meeting?

To participate in the meeting, visit www.virtualshareholdermeeting.com/COHR2020 and enter your 16-digit control number as indicated. You can find your 16-digit control number on your proxy card or on the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 8:00 a.m. PDT on April 27, 2020. The meeting will begin promptly at 8:30 a.m. PDT on April 27, 2020. We encourage you to log in prior to the meeting start time and allow ample time for the check-in procedures.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the "Ask a Question" field, and click "Submit." Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and, therefore, will not be answered. In the event we are not able to address any questions appropriately related to the business of the Company due to time constraints, we will address them at an upcoming financial results conference call.

If you encounter any difficulties accessing the virtual meeting during check-in please call the technical support number that will be posted on the virtual meeting platform's log in page.

General Information

How Does a Stockholder Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If you are entitled to vote, you may do so as follows:

•
Through the Internet—Before the Annual Meeting:  If you are a stockholder of record, go to www.proxyvote.com. Please have your proxy card in hand when you visit the website.

•
Through the Internet—During the Annual Meeting:  If you are a stockholder of record, you may vote live at the Annual Meeting through the virtual meeting platform by logging into www.virtualshareholdermeeting.com/COHR2020. If your shares are held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote live at the Annual Meeting.

•
Using the Telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number, which you can find on your proxy card or on the instructions that accompanied your proxy materials.

•
Through Your Broker:  If your shares are held through a broker, bank or other nominee (commonly referred to as held in "street name"), you will receive instructions from them that you must follow to have your shares voted.

•
Returning a Proxy Card:  If you have requested printed proxy materials, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

For telephone or Internet use before the meeting, your vote must be received by 11:59 p.m., Eastern time, on April 26, 2020 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted "for" the election of all eight nominees for director set forth in this proxy statement and "for" Proposals Two, Three and Four.

We have retained Georgeson LLC to assist us in the solicitation of proxies. If you have any questions or require any assistance with voting, please contact Georgeson LLC by telephone at (866) 647-8872.

Matters to be Presented at the Meeting

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion. The cost of this solicitation will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, e-mail or facsimile. We have also retained Georgeson LLC to assist us in the solicitation of proxies. We expect to pay Georgeson LLC approximately $15,000 for these services, plus expenses.

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must (i) advise the Corporate Secretary in writing by sending an email to investor.relations@coherent.com before the proxies vote your shares at the meeting, (ii) timely deliver later-dated proxy instructions or (iii) participate in the meeting and vote your shares electronically during the meeting.

General Information

Quorum; Abstentions; Broker Non-Votes

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes.

A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to the proposal from the beneficial owner. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of any proposal. Abstentions will not be taken into account in determining the outcome of the election of directors. However, abstentions are deemed to be votes cast with respect to Proposals Two, Three and Four and will have the same effect as a vote "Against" these proposals. We intend to separately report abstentions, and our Compensation and HR Committee will generally view abstentions as neutral when considering the results of Proposal Four.

Deadline for Receipt of Stockholder Proposals or Nominations; Proxy Access

In order to submit stockholder proposals for inclusion in our proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("SEC Rule 14a-8") for the annual meeting to be held in fiscal 2021, written materials must be received by the Corporate Secretary at our principal office in Santa Clara, California no later than December 7, 2020. Stockholder proposals must otherwise comply with the requirements of SEC Rule 14a-8.

Proposals must be addressed to: Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Simply submitting a proposal does not guarantee its inclusion.

Section 2.16 of the Company's bylaws also establishes an advance notice procedure with respect to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly from the floor at any annual meeting. To be properly brought before the annual meeting to be held in fiscal 2021, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary (see above), no later than the close of business on the 45th day (February 20, 2021), nor earlier than the 75th day (January 21, 2021), prior to the one year anniversary of the date these proxy materials were first mailed by us, unless the annual meeting of stockholders is held prior to March 28, 2021 or after June 26, 2021, in which case, the proposal must be received by us not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting and (ii) the tenth day following the day on which public announcement of the date of such meeting is first made, and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. We have not received any notice regarding any such matters to be brought at the Annual Meeting.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting. The chairperson of the Annual Meeting has the final discretion whether or not to allow any matter to be considered at the meeting which did not timely comply with all applicable notice requirements.

If a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company's Board, see the procedures discussed in "Proposal One—Election of Directors—Process for Stockholders to Recommend Candidates for Election to the Board of Directors."

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting, including proposals which are timely raised at

General Information

the meeting, but did not meet the deadline for inclusion in this proxy statement.

In addition, our bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more of our outstanding common stock continuously for at least three years to submit director nominees (for up to 20% of the number of directors then in office) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees for our 2021 annual meeting of stockholders must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on November 7, 2020 and the close of business on December 7, 2020, unless the date of the annual meeting to be held in fiscal 2021 is more than 30 days before or more than 60 days after the anniversary of this Annual Meeting. In that case, such notice must be delivered not earlier than the 90th day prior to the date of the annual meeting to be held in fiscal 2021 and not later than the close of business on the later of (i) the 60th day prior to the date of the annual meeting to be held in fiscal 2021 or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. For additional information regarding the Company's proxy access provisions, please refer to the Company's bylaws.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of our proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials (either electronically or by mail, as applicable) for each of these stockholders.

We will promptly deliver, upon verbal request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may also write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact our Investor Relations department by telephone at (408) 764-4110.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. It is our understanding that Broadridge will remove such stockholder from the householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Coherent with the SEC, the sections of this proxy statement entitled "Report of the Audit Committee of the Board of Directors" (to the extent permitted by the rules of the SEC) and "Compensation Discussion and Analysis" shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

General Information

FURTHER INFORMATION

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our annual report on Form 10-K for the fiscal year ended September 28, 2019 without exhibits and any amendments thereto upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations. We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing. You can also access our SEC filings, including our annual reports on Form 10-K, and all amendments thereto on the SEC website at www.sec.gov.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.virtualshareholdermeeting.com/COHR2020 during the meeting.

Spotlight on Governance

Our historical business results have been complemented by an approach to corporate governance that has consistently been recognized for best practices, including:

*
Annual Board elections;

*
No classified Board;

*
Stockholders may act by written consent;

*
Independent Board Chair;

*
Majority voting for members of the Board in uncontested elections;

*
"Proxy access" bylaw provisions;

*
An updated clawback policy which applies to all executive officers of the Company;

*
No "blank check" or other classes of preferred stock;

*
Super majority of independent directors on the Board;

*
Executive compensation heavily weighted towards performance;

*
No super majority stockholder approval for mergers or other business combinations in our bylaws or charter;

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A policy prohibiting executive officers and directors from hedging or pledging Company stock;

*
Age-based Board tenure/refreshment guidelines; and

*
Board, CEO and executive officer stock ownership requirements.

Importantly, the Board has implemented our governance approach with the full support and recommendation of senior management. These governance practices do not result from any stockholder proposals related to them. Rather, they reflect the commitment of the Board and management to maintain common sense and industry-leading governance practices and policies to go along with our strong historical financial performance. The independent director composition of our proposed slate of Board nominees consists of 29% female directors and over 40% diverse directors. The proposed slate is 88% independent, with only our CEO serving as an inside director. Notably, directors Pamela Fletcher and Beverly Kay Matthews and retiring director Susan James were all recently named to the 2019 Most Influential Corporate Directors list by WomenInc. Magazine.

In addition to a diverse background of experiences, the Board believes it is extremely important to have a balance of independent service on the Board, with a mix of new (0-5 years), mid-term (5-10 years) and long-term (more than 10 years) tenures participating. This blend of fresh perspectives and seasoned experience provides the right mix for effective Board oversight for today's modern multinational public company. Our financial performance over the past decade is proof that our stockholders have benefited from having a Board with a strong history of refreshment coupled with tenured members in each of these categories. Given the recent impacts to the global economy related to COVID-19, we believe that it is imperative to have all three categories of tenure on the Board. In general the Board seeks to have the greatest weight towards the new and mid-term categories (which may vary from time to time), which is reflected in the composition of our proposed slate of independent directors:

New Members (five years or less):	42%
Mid-Term Members (five to ten years):	29%
Long-Term Members (more than ten years):	29%

Coherent has also undertaken several less publicized sustainability initiatives, such as the installation of over 1,200 solar panels on our corporate headquarter building in California. This array produces over 400kW of energy per hour and approximately 625,000kW hours annually, significantly improving our headquarter's energy efficiency and reducing our greenhouse gas emissions by approximately 460 tons per year. This installation also allowed us to provide eight electric vehicle charging stations for our employees. Anecdotally, we have seen a significant increase in hybrid and electric powered vehicles in our Northern California employee base. Our most important environmental-related initiative, however, has been our energy-efficient product designs, which over the years have significantly reduced the amount of power and consumable materials needed to operate our products.

While much has been debated about requiring public companies to disclose their "political spending," as we have voluntarily disclosed for several years, we had no such corporate spending in 2019.

Our Board, management and employees take great pride in our financial performance, governance, stockholder relations and global corporate citizenship.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Eight (8) members of the Board are to be elected at the Annual Meeting, six (6) of whom are standing for re-election. Ms. Matthews, who was recommended to the Governance and Nominating Committee by the search firm retained by the committee and joined the Board on May 9, 2019 (prior to the end of fiscal 2019), and Andy Mattes, who joined the Board on April 6, 2020 in connection with his appointment as the Company's new President and Chief Executive Officer, are standing for election for the first time at the Annual Meeting. For further discussion on Mr. Mattes' appointment as President, Chief Executive Officer and director, see "Compensation Discussion and Analysis—CEO Transition" below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director, if elected. If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until our next annual meeting of stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors, and certain information about them is set forth below. All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board. The committee consists solely of independent members of the Board. There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation
Jay T. Flatley(1)(2)	67	2011	Chairman of the Board of Illumina, Inc.
Pamela Fletcher(2)	53	2017	Vice President—eDelivery and Mobility Solutions and Global Innovation at General Motors Company
Andreas ("Andy") W. Mattes	58	2020	President and Chief Executive Officer
Beverly Kay Matthews(3)	61	2019	Retired Partner, Ernst & Young
Michael R. McMullen(2)	59	2018	President and Chief Executive Officer of Agilent Technologies, Inc.
Garry W. Rogerson(1)(3)	67	2004	Former Chief Executive Officer of Advanced Energy Industries, Inc.
Steve Skaggs(1)(3)	57	2013	Former Senior Vice President and Chief Financial Officer of Atmel Corporation
Sandeep Vij(2)	54	2004	Former President and Chief Executive Officer of MIPS Technologies, Inc.

(1)
Member of the Governance and Nominating Committee.

(2)
Member of the Compensation and HR Committee; Mr. McMullen joined the committee in December 2018, and Ms. Fletcher joined the committee in May 2019.

(3)
Member of the Audit Committee; Ms. Fletcher served on the committee until May 2019, and Ms. Matthews joined the committee in July 2019.

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years.

Proposal One Election of Directors

Jay T. Flatley.    Since 1999 Mr. Flatley has served as a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function and from July 2016 to December 2019, as Illumina's Executive Chairman of the Board of Directors. Since January 2020, he has served as Chairman of the Board of Directors of Illumina. From January 2016 to July 2016, he also served as Illumina's Chairman of the Board of Directors. From 1999 until July 2016, Mr. Flatley was Illumina's Chief Executive Officer. From 1999 to December 2013, Mr. Flatley also served as Illumina's President. Prior to joining Illumina, Mr. Flatley was President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a Nasdaq listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. Additionally, he was a co-founder of Molecular Dynamics and served in various other positions there from 1987 to 1994. Mr. Flatley is also a member of the board of directors of Denali Therapeutics Inc., a biopharmaceutical company. Mr. Flatley previously served on the board of directors of Juno Therapeutics, Inc., a biopharmaceutical company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and a M.S. in Industrial Engineering from Stanford University.

Mr. Flatley's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of the Board.

Pamela Fletcher.    Ms. Fletcher has served as Vice President—eDelivery and Mobility Solutions and Global Innovation at General Motors Company ("GM"), a global automotive company, since February 2020 (for eDelivery and Mobility Solutions) and October 2018 (for Global Innovation) and was previously Vice President—Global Innovation and R&D Laboratories at GM from January 2019 to February 2020 (for R&D Laboratories). Over a fifteen-plus year career with GM, Ms. Fletcher has served in various roles, including Vice President—Global Electric Vehicle Programs from October 2017 to October 2018; Global Executive Chief Engineer, Autonomous and Electrified Vehicles and New Technology from July 2016 to October 2017; Executive Chief Engineer, Electrified Vehicles from August 2012 to July 2016; Chief Engineer, Chevrolet Volt Propulsion System from 2009 to August 2012; and Assistant Chief Engineer, Hybrid & Electric Propulsion Systems from 2007 to 2008. She holds a B.S. in Engineering from Kettering University and an M.S. in Engineering from Wayne State University.

Ms. Fletcher's years of executive and management experience in the automotive industry, her knowledge of advanced and emerging automotive technologies, and her years of service as a director of Coherent make her an invaluable member of the Board.

Andy Mattes.    Mr. Mattes has served as our Chief Executive Officer and President as well as a member of the Board since his appointment on April 6, 2020. Prior to joining Coherent and beginning in June 2019, he was a Senior Advisor to McKinsey & Company, a leading global management consulting firm, providing corporate and strategic consulting services to various clients of the firm. From January 2018 to May 2019, he was an independent corporate advisor. From 2013 to December 2017, he was the Chief Executive Officer and a member of the board of directors of Diebold Nixdorf Incorporated, a retail and financial services technology systems company. He also served as its President from 2013 to August 2016. Mr. Mattes was the Senior Vice President, Global Strategic Partnerships at Violin Memory, a computer storage systems company, in 2013. He has also held various senior management positions with Hewlett-Packard Co., a computer technologies company. From 2008 to 2011 he was the Senior Vice President and General Manager of Hewlett Packard's Enterprise Services for the Americas. From 2006 to 2008 he was Hewlett Packard's Chief Sales Officer for the Enterprise Business. Mr. Mattes spent the first 20 years of his career (between 1985 and 2005) at Siemens, holding a variety of senior leadership positions. These culminated in his role as chief executive officer of Siemens Communications Inc., USA, in Boca Raton, Florida. He received his Diplom-Kaufmann in business administration from Ludwig Maximilan University.

Mr. Mattes' decades of experience developing and executing business strategies, his prior executive service in public companies, his extensive international experience, his recent appointment as our President and Chief Executive Officer, and his previous service on the board of another publicly held company make him an invaluable member of the Board.

Beverly Kay Matthews.    Ms. Matthews is a certified public accountant and retired from Ernst & Young, LLP ("EY"), a global accounting firm, in June 2019, where she served as Vice Chair and Managing Partner of the West Region since 2008. She joined EY in 1983 and held a number of leadership positions, including Chief Operating Officer and Managing Partner of the Americas' Assurance and Advisory Business Services from 2005 to 2008; Managing Partner of the Assurance Practice of the Gulf Coast Region from 2001 to 2005; Managing Partner of the Austin Office from 1998 to 2001; and served as an audit partner for privately and publicly held companies in the technology, transportation and healthcare industries. She is also a member of the board of directors and audit committee of SVB Financial Group, the parent company of Silicon Valley Bank, and Main Street Capital Corporation. Ms. Matthews holds a Bachelors of Business Administration in Accounting from Texas Tech University.

Ms. Matthews' years in the public accounting industry working with public companies in the technology, transportation and healthcare industries, as well as her service on the boards of other publicly held companies, make her an invaluable member of the Board.

Proposal One Election of Directors

Michael R. McMullen.    Mr. McMullen has served as Chief Executive Officer of Agilent Technologies, Inc. ("Agilent"), a global leader in Life Sciences and Diagnostics, since March 2015 and as President of Agilent since September 2014. From September 2014 to March 2015, he also served as Agilent's Chief Operating Officer. From September 2009 to September 2014, he served as Senior Vice President, Agilent and President, Chemical Analysis Group at Agilent. From January 2002 to September 2009, he served as Agilent's Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group. Prior to assuming this position, from March 1999 to December 2001, Mr. McMullen served as Country Manager for Agilent's China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to this position, Mr. McMullen served as the Controller for the Hewlett-Packard Company and Yokogawa Electric Joint Venture from July 1996 to March 1999. Mr. McMullen is also a member of the board of directors of Agilent. Mr. McMullen holds a bachelor's degree in economics and business administration from the University of Delaware and an MBA from the Wharton School of Business.

Mr. McMullen's years of executive and management experience in the high technology industry, including serving as the chief executive officer and on the board of another publicly held company, make him an invaluable member of the Board.

Garry W. Rogerson.    Mr. Rogerson has served as Coherent's Chairman of the Board since June 2007. Since September 2015, Mr. Rogerson has been a private investor. From August 2011 to September 2015, Mr. Rogerson was Chief Executive Officer and a member of the Board of Directors of Advanced Energy Industries, Inc., a provider of power and control technologies for thin film manufacturing and solar-power generation, after which he agreed to serve as a special advisor for a period of time. He was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian's Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry as well as an honorary doctoral science degree from the University of Kent at Canterbury.

Mr. Rogerson's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of the Board.

Steve Skaggs.    Mr. Skaggs has been a private investor since April 2016. From May 2013 to April 2016, Mr. Skaggs was Senior Vice President and Chief Financial Officer of Atmel Corporation, a leading supplier of microcontrollers, until its acquisition by Microchip Technology Incorporated. Mr. Skaggs has more than 25 years of experience in the semiconductor industry, including serving as President, Chief Executive Officer and Chief Financial Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software. He was also previously a member of the board of directors of Lattice. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, a global management consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. Mr. Skaggs is also a member of the board of directors of IDEX Biometrics, ASA. Mr. Skaggs holds an MBA degree from the Harvard Business School and a B.S. degree in Chemical Engineering from the University of California, Berkeley.

Mr. Skaggs' years of executive and management experience in the high technology industry, including serving as the chief executive officer and chief financial officer of other public companies, his prior service on the board of another publicly held company and his years of service as a director of Coherent make him an invaluable member of the Board.

Sandeep Vij.    Since February 2013, Mr. Vij has been a private investor. Previously, he held the position of President and Chief Executive Officer and was a member of the board of directors of MIPS Technologies, Inc., a leading provider of processor architectures and cores, from January 2010 until its sale in February 2013. In addition, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that, he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing. He is a graduate of General Electric's Edison Engineering Program and Advanced Courses in Engineering. He holds an MSEE from Stanford University and a BSEE from San Jose State University.

Mr. Vij's years of executive and management experience in the high technology industry, including serving as the chief executive officer of another public company, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of the Board.

Proposal One Election of Directors

Retiring Director

On May 5, 2019, Susan M. James informed the Board that, in accordance with the mandatory retirement age guideline in our Governance Guidelines, she intends to retire from our Board at the end of her current term and not stand for reelection at our Annual Meeting. We are grateful for Ms. James' distinguished service and leadership on the Board and its committees throughout her tenure, including chairing the Audit Committee for over nine years.

The Company's bylaws provide that the number of directors on the Board will be between five (5) and nine (9), and that the Board has the authority to set the number from time to time. In light of Ms. James' retirement, the Board has resolved that the number of directors on the Board will be decreased from nine (9) to eight (8) effective at our Annual Meeting.

CEO Retirement

On April 6, 2020, the Company announced that John Ambroseo retired from his role as President and CEO and a member of the Board, effective April 6, 2020. Upon his retirement, Mr. Ambroseo transitioned to the role of a Special Advisor to the Company. This transition was effected pursuant to a transition and retirement agreement that was entered into by Mr. Ambroseo and the Company in April 2019.

For further discussion of the transition and retirement agreement with Mr. Ambroseo, see "Compensation Discussion and Analysis—CEO Transition."

Message from Garry Rogerson, Chairman of the Coherent Board of Directors

This is a dynamic, challenging and opportunistic time for the Company. On behalf of the Board we want to thank John for his tireless and successful efforts working for, growing and leading Coherent. Following John's announcement last year that he would be retiring no later than Spring of 2021, the Governance and Nominating Committee ran a worldwide search for his successor to lead Coherent into its next phase. We are pleased to announce that Andy Mattes has joined the Company as our new President and Chief Executive Officer. We are also very appreciative of John's continued commitment to Coherent and this transition, by agreeing to serve as Special Advisor to the Company until December 2021. We also extend our deep appreciation to our retiring colleague, Susan James, who has been a key and instrumental voice on the Board for over a decade of service to Coherent and its stockholders. Finally, the Board is pleased that Andy inherits a strong bench of seasoned and talented management colleagues to support the Company and him into the future.

Director Independence

The Board has determined that, with the exception of Mr. Mattes, all of its current members and all of the nominees for director are "independent directors" as that term is defined in the listing rules of the Nasdaq Stock Market.

Proposal One Election of Directors

Board Meetings and Committees

The Board held a total of six (6) formal meetings and acted two (2) times by unanimous written consent during fiscal 2019. Additionally, from time to time between formal meetings, members of the Board participate in update or status telephone calls and briefings, which are not included in these totals. During fiscal 2019, the Board had three standing committees: the Audit Committee; the Compensation and HR Committee; and the Governance and Nominating Committee. From time to time, the Board may create, and has in the past created, limited ad hoc committees, service on which does not provide additional compensation. Currently, as discussed below, the Board has one ad hoc committee, the Equity Committee, which is designated and overseen by the Compensation and HR Committee. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2019.

Audit Committee

The Audit Committee consists of directors James (Chair during fiscal 2019), Matthews, Rogerson and Skaggs. The Audit Committee held thirteen (13) meetings during fiscal 2019. Ms. Fletcher served on the committee until May 9, 2019, and Ms. Matthews was appointed to the committee on July 8, 2019. As Ms. James will no longer serve on the committee upon her retirement from the Board, the Board, upon the recommendation of the Audit Committee, accordingly appointed Mr. Skaggs to serve as Chair effective in December 2019. The Board has determined that directors James, Matthews, Rogerson and Skaggs are "audit committee financial experts" as that term is defined in the rules of the SEC. Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

Compensation and HR Committee

The Compensation and HR Committee consists of directors Vij (Chair), Flatley, Fletcher and McMullen. The Compensation and HR Committee held nine (9) meetings during fiscal 2019. Mr. L. William Krause served on the committee until his retirement from the Board on February 28, 2019. Mr. McMullen was appointed to the committee on December 6, 2018, and Ms. Fletcher was appointed to the committee on May 9, 2019. As noted above, all of the members of the Compensation and HR Committee are "independent" as defined under the listing rules of the Nasdaq Stock Market. The Compensation and HR Committee, among other things, reviews and approves our executive compensation policies and programs and makes equity grants to employees, including officers, pursuant to our equity plan. In fiscal 2019, this committee had the sole authority delegated to it by the Board to make equity grants to employees of the company serving at a level of vice president and above. These equity grants were approved at meetings of the committee rather than by written consent. On September 27, 2018, the Board, at the recommendation of the Compensation and HR Committee, designated an Equity Committee with authority to make grants of restricted stock units, within guidelines recommended by the Compensation and HR Committee, to individuals who are employees serving at a level below that of vice president. The Equity Committee is composed of our CEO, in his capacity as a member of the Board. The Equity Committee reports to the Compensation and HR Committee periodically and upon request of the Compensation and HR Committee. The Equity Committee's designated authority was first effective for fiscal 2019 and is concurrent with and does not supersede the authority of the Compensation and HR Committee. For additional information about the Compensation and HR Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis."

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors Rogerson (Chair), Flatley, James and Skaggs. Ms. James will no longer serve on the committee upon her retirement from the Board. The Governance and Nominating Committee held seven (7) meetings during fiscal 2019. The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance, allocation of risk oversight amongst the Board and its committees and compensation for directors. For fiscal 2019, the committee retained an independent compensation consultant to advise it on compensation for service on the Board. Additionally, the committee led the search process for our new chief executive officer and retained a search consultant to assist in such search.

Copies of the charters for each committee of the Board may be found on our website at www.coherent.com under "Company"/"Investor Relations"/"Corporate Governance"/"Governance Documents."

Proposal One Election of Directors

Attendance at Annual Meeting of Stockholders by the Members of the Board of Directors

All directors are encouraged, but not required, to attend our annual meeting of stockholders. At our annual meeting held on February 28, 2019, all then-current members of the Board attended in person.

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees properly recommended by stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal executive offices (Attention: Corporate Secretary) and must include the candidate's name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee and the stockholder making the recommendation, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to Coherent if elected, a written statement of the nominee that such nominee, if elected, intends to tender, promptly following such nominee's election or re-election, an irrevocable resignation effective upon such nominee's failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election and upon acceptance of such resignation by the Board in accordance with Coherent's guidelines or policies, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.

For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at a meeting of stockholders, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting. In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws. See "General Information About the Meeting—Deadline for Receipt of Stockholder Proposals or Nominations; Proxy Access."

The Governance and Nominating Committee's criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•
the Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•
the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm. Such review may, in the Governance and Nominating Committee's discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper;

•
the Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•
the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While Coherent does not have a formal policy with regard to the consideration of diversity in identifying director

Proposal One Election of Directors

  nominees, as noted above, diversity of experience is one of many factors that the committee considers;

•
the Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•
in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•
after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Our corporate governance guidelines require that upon a member of the Board turning 72 years old, he or she shall submit a conditional resignation to the Governance and Nominating Committee effective upon the next annual meeting of stockholders. The committee then determines whether to recommend that the Board accept such resignation. As described in "—Retiring Director" above, on May 5, 2019, Ms. James informed the Board that, in accordance with the mandatory retirement age guideline, she intends to retire from the Board at the end of her current term and will not stand for reelection at the Annual Meeting.

Majority Voting and Conditional Resignations from the Board of Directors

Since 2013, we have had a majority vote standard for the election of directors in elections that are not Contested Elections (as defined below). This means that a nominee for director in an uncontested election such as this one shall be elected to the Board if the votes cast "for" such nominee exceed the votes cast "against" such nominee (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that director's election). However, if the number of nominees exceeds the number of directors to be elected (a "Contested Election"), our bylaws provide that directors shall be elected by a plurality of the votes cast.

The Board has also adopted a policy on majority voting to (i) establish procedures under which any incumbent director who fails to receive a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Governance and Nominating Committee for consideration; and (ii) provide that the Governance and Nominating Committee will make recommendations to the Board regarding the actions to be taken with respect to all such offers to resign. The Board shall act on the resignation within 90 days following certification of the election results. In the event that the Board does not accept such resignation, then such director shall continue to serve until such time as his or her successor is elected.

Proposal One Election of Directors

Stockholder Communication with the Board of Directors

While the Board believes that management speaks for Coherent, the Board encourages direct communication from stockholders. Accordingly, any stockholder may contact any member of the Board individually or as a group by writing by mail to our principal executive offices (c/o Corporate Secretary) at 5100 Patrick Henry Dr., Santa Clara, CA 95054.

Any stockholder may report to us any complaints or comments regarding accounting, internal accounting controls, or auditing matters. Any stockholder who wishes to so contact us should send such complaints or comments to the Audit Committee, c/o Corporate Secretary, at our principal executive offices. Additionally, as noted below, our Compensation and HR Committee encourages stockholder communication on matters related to executive compensation.

Any stockholder communications that the Board receives will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the Board or appropriate committee of the Board in a timely manner. In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Independent Chair and Board Leadership

The Board's leadership structure consists of an independent Board Chair, who is elected by the independent directors, and independent committee chairs. We separate the positions of Chief Executive Officer ("CEO") and Board Chair in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement.

Given that our Chair is an independent director, the Board does not feel the need for a separate "lead independent director," as our independent Chair performs that function. The Board takes its independence seriously and reinforces this standard with seven of the eight director nominees, or 88%, being independent.

The Role of the Board and Its Committees in Risk Oversight

The Board oversees Coherent's risk profile and management's processes for assessing and managing risk, both as a Board and through its committees, with the Governance and Nominating Committee delegated the responsibility for assigning oversight responsibilities to each committee and the Board as a whole. Our senior executive team provides regular updates to the Board and each committee regarding our strategies and objectives and the risks inherent with them.

Each regular meeting of the Board includes a discussion of risks related to the Company's financial results and operations and each committee schedules risk-related presentations regularly throughout the year. In addition, our directors have access to our management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board and committee meetings to provide additional insight on the matters being discussed, including risk exposures. Our Chief Financial Officer and General Counsel both report directly to our CEO, providing him with further visibility to our risk profile. A Corporate Vice President of Finance is the designated officer overseeing our enterprise risk management program

Proposal One Election of Directors

and works closely with both our Chief Financial Officer and General Counsel on these matters.

These regular meetings also provide our Board members the opportunity to discuss issues of concern directly with management. In general, the Board and its committees oversee the following risk categories:

•
the Board generally oversees the Company's overall enterprise risk management process and specifically with regard to the areas of strategy, mergers and acquisitions, communications and operations;

•
the Audit Committee generally oversees risks primarily related to financial controls, IT, accounting, tax, treasury, capital, legal, regulatory and compliance;

•
the Compensation and HR Committee generally oversees our compensation programs so that they do not incentivize excessive risk taking as well as overseeing human resources related risks; and

•
the Governance and Nominating Committee oversees the assignment of risk oversight categories by each particular committee and/or the Board as a whole, as well as those risks related to compensation of members of the Board and succession planning for the Board and our CEO.

Management presents an annual assessment of the risks associated with the Company's compensation plans. The Compensation and HR Committee agreed with the conclusion from the first quarter of fiscal 2020 presentation that the risks were within our ability to effectively monitor and manage and that these risks are not reasonably likely to have a material adverse effect on the Company.

Hedging Policy

The Board (acting on the recommendation of the Audit Committee) has approved the Company's Insider Trading Policy (the "Policy"), which applies to all directors, officers and employees of the Company. The Policy includes the following restrictions:

•
A prohibition against "short sales" (i.e., the sale of a security that must be borrowed to make delivery) and "selling short against the box" (i.e., a sale with a delayed delivery) with respect to Company securities by any director, officer or employee of the Company;

•
A prohibition against any director, officer or employee of the Company engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company's securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities;

•
A prohibition against pledging Company securities as collateral for loans by any director, officer or employee of the Company who is subject to (1) the reporting requirements of Section 16 of the Securities Exchange Act or (2) the Company's blackout periods or pre-clearance requirements under the Policy (a "designated insider"); and

•
A prohibition against holding Company securities in margin accounts by any director, officer or employee of the Company who is a designated insider.

Proposal One Election of Directors

Additional Board Governance Matters

The Board (acting on the recommendation of the Governance and Nominating Committee) has approved the Company's Corporate Governance Guidelines, which include, among other items (in addition to those items described elsewhere in this proxy statement), the following provisions:

•
At each regular meeting of the Board, the independent directors also meet in executive session without the presence of management;

•
To avoid "over-boarding" we maintain the following limits on service on other boards:

–
CEO—No more than one (1) other public company board of directors in addition to the Company (note, however, that Mr. Mattes does not currently serve on any public company boards other than ours);

–
Independent Directors—No more than four (4) other public company boards of directors in addition to the Company;

–
Audit Committee members—No more than three (3) other public company audit committees in addition to the Company, unless the other independent directors consent;

•
Each independent member of the Board must, within five years of initial appointment, acquire and thereafter maintain a minimum value of Company stock equal to three times such director's annual Board cash retainer (exclusive of any cash retainer for service as chair or committee service);

•
The Board is responsible for reviewing the Company's succession planning and senior management development on an annual basis; and

•
The Board maintains an age-based term limit of 72 (provided, that the Governance and Nominating Committee maintains the flexibility to not apply such limit on a facts and circumstances basis).

Fiscal 2019 Director Compensation

During fiscal 2019, we paid our non-employee directors an annual cash retainer (depending upon position) for service on the Board as follows:

Position	Annual Retainer
Board Member	$60,000
Board Chair	$60,000	(1)
Audit Committee Chair	$34,000
Compensation and HR Committee Chair	$20,000
Governance and Nominating Committee Chair	$13,500
Audit Committee member (non-Chair)	$12,500
Compensation and HR Committee member (non-Chair)	$10,000
Governance and Nominating Committee member (non-Chair)	$6,500

(1)
On December 6, 2018, after reviewing materials provided by its compensation consultant, the Governance and Nominating Committee approved an increase to the annual retainer of the Board Chair from $50,000 to $60,000 effective as of the beginning of the second quarter of fiscal 2019.

The Governance and Nominating Committee annually reviews Board and committee compensation with the assistance of an independent compensation consultant, which for fiscal 2019 was Compensia. Compensia is separately compensated for this work from the work it does as the Compensation and HR Committee's independent consultant for executive compensation. The annual review includes a comparison to peer companies (which are the same as used for executive compensation as noted on page 42) and market pay practices for service on boards of directors. Compensia advised the committee that the design and pay levels of the director compensation program were aligned with peer market practices, including the increase in the annual retainer of the Board Chair as described in note (1) to the Fiscal 2019 Director Compensation table above. As noted, the Board is compensated with a combination of cash retainers and a fixed

Proposal One Election of Directors

value of time-based RSUs. As noted elsewhere in this proxy statement, Compensia has not provided any other service for the Company other than as directed by a committee of the Board.

Following the recommendation of the Governance and Nominating Committee (based upon review by Compensia) in February 2017, the Board adopted resolutions automatically granting each year without any discretion to each non-employee director an award of RSUs under the 2011 Equity Incentive Plan (rounded down to the nearest whole share) valued at $225,000 (based on the trailing thirty day closing price of the Company's common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant) upon the director's election to the Board at the Company's annual meeting. In addition, the Board determined that upon the initial appointment of a non-employee director, such director will receive an award of RSUs under the 2011 Equity Incentive Plan valued at $225,000 (based on the trailing thirty day closing price of the Company's common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant), which RSUs shall vest over two years (fifty percent on each anniversary of the date of grant). This was a change from the historical practice of granting a fixed number of 3,500 RSUs per year.

The chart below presents information concerning the total compensation of our non-employee directors for service (including the Board and, where applicable, committee service) during fiscal 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)
Jay T. Flatley	76,500	240,209	—	316,709
Pamela Fletcher	74,375	240,209	—	314,584
Susan M. James	100,500	240,209	—	340,709
L. William Krause*	35,000	—	—	35,000
Beverly Kay Matthews*	33,125	204,405	—	237,530
Michael R. McMullen	67,500	240,209	—	307,709
Garry W. Rogerson	143,500	240,209	—	383,709
Steve Skaggs	79,000	240,209	—	319,209
Sandeep Vij	80,000	240,209	—	320,209

*
Fees paid in cash to Mr. Krause and Ms. Matthews reflect the pro-rata amount for their respective service during the fiscal year. Mr. Krause retired from the Board effective as of February 28, 2019, and Ms. Matthews joined the Board effective as of May 9, 2019.

(1)
The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2019 on the Board and its committees:

Name	Annual Board Service ($)		Audit Committee ($)		Compensation and HR Committee ($)		Governance and Nominating Committee ($)	Total ($)
Jay T. Flatley	60,000		—		10,000		6,500	76,500
Pamela Fletcher	60,000		9,375	†	5,000	†	—	74,375
Susan M. James	60,000		34,000		—		6,500	100,500
L. William Krause*	30,000		—		5,000	†	—	35,000
Beverly Kay Matthews	30,000	†	3,125	†	—		—	33,125
Michael R. McMullen	60,000		—		7,500	†	—	67,500
Garry W. Rogerson	117,500		12,500		—		13,500	143,500
Steve Skaggs	60,000		12,500		—		6,500	79,000
Sandeep Vij	60,000		—		20,000		—	80,000

*
Retainer amounts for Mr. Krause are pro-rata for his service during the fiscal year. Mr. Krause retired from the Board effective as of February 28, 2019.

Proposal One Election of Directors

†
Reflects pro-rata amounts for service on the Board and the respective committee during the year; the applicable individual did not serve on the Board or applicable committee for the entire fiscal year. In the case of Ms. Matthews, she joined the Board effective as of May 9, 2019.
(2)
These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate grant date fair value computed in accordance with ASC 718, for restricted stock units ("RSUs") which were granted in fiscal 2019. The assumptions used to calculate the value of these RSUs are set forth in Note 13 "Employee Stock Award and Benefit Plans" of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2019. Note that Ms. Matthews' stock awards are at a different value due to the difference in the trailing thirty day closing price of the Company's common stock measured from the last trading day prior to the grant date of her stock awards as compared to the other directors, who received their grants on a different date.

(3)
The aggregate number of shares underlying unvested RSUs held by each of our non-employee directors as of the end of fiscal 2019 (including the grants made to our non-employee directors during fiscal 2019) was as follows:

Name	Shares(a)
Jay T. Flatley	1,805(b)
Pamela Fletcher	1,805(b)
Susan M. James	1,805(b)
L. William Krause	—
Beverly Kay Matthews	1,500(c)
Michael R. McMullen	2,422(d)
Garry W. Rogerson	1,805(b)
Steve Skaggs	1,805(b)
Sandeep Vij	1,805(b)

(a)
The shares underlying the RSUs will vest to the extent an individual is a member of the Board on the applicable vesting date.

(b)
These shares will vest on February 15, 2020.

(c)
50% of the shares are scheduled to vest on each of May 9, 2020 and May 9, 2021.

(d)
1,805 shares will vest on February 15, 2020 and 617 shares are scheduled to vest on September 28, 2020.
(4)
No stock options have been granted to our non-employee directors since 2011. As of the end of fiscal 2019, Mr. Flatley held outstanding stock options with respect to 24,000 shares, expiring in September 2021, and none of the other non-employee directors held any stock options.

Proposal One Election of Directors

Option Exercises and Stock Vested during Fiscal 2019

The table below sets forth certain information for each non-employee director regarding the exercise of options and the vesting of stock awards during fiscal 2019, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jay T. Flatley	—	—	916	117,303
Pamela Fletcher	—	—	1,375	179,897
Susan M. James	—	—	916	117,303
L. William Krause	—	—	916	117,303
Beverly Kay Matthews	—	—	—	—
Michael R. McMullen	—	—	617	93,500
Garry W. Rogerson	—	—	916	117,303
Steve Skaggs	—	—	916	117,303
Sandeep Vij	—	—	916	117,303

(1)
Reflects the market price of our common stock on the vesting date or the last day on which our common stock traded prior to the vesting date if trading did not occur on the vesting date.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the director nominees named in this proxy statement. Pursuant to our bylaws, abstentions and broker non-votes are not considered to be votes cast with respect to the election of directors and, therefore, will not have an effect in determining the outcome of the election of directors. If a quorum is present, each of the eight (8) nominees who receives more "FOR" votes than "AGAINST" votes will be elected.

Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled. Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than eight (8) candidates. However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate's name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

Recommendation

The Board recommends that stockholders vote "FOR" each of the eight nominees presented herein.

PROPOSAL TWO
APPROVAL OF THE COHERENT EQUITY INCENTIVE PLAN

Our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within Coherent. Our current company-wide equity plan, the 2011 Equity Incentive Plan, expires by its terms in January 2021. We believe it is appropriate to adopt a new company-wide equity plan, which includes limits on director awards as well as employee awards. Accordingly, our Board, at the recommendation of its Compensation and HR Committee, has adopted a new Equity Incentive Plan (the "Plan") to replace the 2011 Equity Incentive Plan, subject to, and effective as of, approval from our stockholders at the Annual Meeting. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives and to promote the success of the Company.

Plan Share Reserve

As of March 27, 2020, 1,484,434 shares remained available for issuance under the 2011 Equity Incentive Plan. If stockholders approve the Plan, there will be no further grants of awards under the 2011 Equity Incentive Plan. However, the 2011 Equity Incentive Plan will continue to govern awards previously granted under it.

The maximum aggregate number of shares that may be issued under the Plan is 3,080,000 shares plus any forfeited or cancelled shares subject to outstanding awards under the 2011 Equity Incentive Plan. The share reserve for the Plan is reduced by one share for each share granted pursuant to stock options or stock appreciation rights and by two shares for each share granted pursuant to all other awards with a purchase price lower than the fair market value of a share on the date of grant. As of March 27, 2020, there were outstanding unvested awards under the 2011 Equity Incentive Plan with respect to 408,477 shares (calculated at 100% of target amount for performance awards). Therefore, the maximum number of shares that could be added to the maximum aggregate number of shares under the Plan if all such awards were forfeited or expired unexercised and no additional awards were granted before the adoption of the Plan would be 816,954, assuming all outstanding awards were forfeited or expired unexercised and were added back at the ratio described above.

If awards granted under the Plan expire or otherwise terminate without having been exercised or settled in full, or if shares subject to forfeiture or repurchase upon failure to vest are forfeited or repurchased, such shares will again become available for issuance under the Plan in proportion to the number of shares by which the Plan reserve was originally reduced at the time of grant or issuance. Shares will not be treated as having been issued under the Plan, and will therefore not reduce the number of shares available for grant, to the extent an award is settled in cash or substitute awards are granted in connection with a transaction. Shares will be treated as having been issued under the Plan to the extent such shares are withheld in satisfaction of tax withholding obligations for stock options or stock appreciation rights or the payment of an award's exercise or purchase price. Upon exercise of stock appreciation rights or net exercise of options, the gross number of shares exercised will be treated as having been issued under the Plan.

Our Board believes that the Plan will be a vital component in helping the Company attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives and to promote the success of the Company. The Board believes that the Plan will continue the Company's responsible approach with respect to share usage and dilution, as the potential maximum dilution from the shares to be authorized under the Plan will be 13%, based on the total shares outstanding as of September 28, 2019. Accordingly, the Board believes that the Company's request for an additional 3,080,000 shares is reasonable and prudent and allows us to continue our current granting practices in the future and to be able to respond to growth (both organic and inorganic), market competition and potential stock price fluctuations.

On March 27, 2020, the closing price on NASDAQ of a share of Company stock was $103.07.

Why Stockholders Should Approve the Plan

•
Equity awards are an important component of the Company's compensation program.  The Plan, as described herein, will help the Company to continue to

Proposal Two Approval of the Coherent Equity Incentive Plan

  attract and retain the services of qualified employees, officers and non-employee directors.

•
Equity incentives align the interests of our employees, officers and non-employee directors with those of other stockholders. Equity incentives appropriately encourage recipients to focus on growth in stockholder value.

•
Our 2011 Equity Incentive Plan will be expiring.  If we do not adopt a new equity plan, then we will not have shares available to grant under a stockholder approved plan after the 2011 Equity Incentive Plan expires in January 2021.

Key Plan Features

Our Board believes that the Plan incorporates and promotes best practices by reinforcing the alignment between equity compensation arrangements for eligible participants and stockholders' interests. The Plan includes the following key features:

•
No dividend equivalents paid on unvested awards:  No dividend equivalents will be paid to any participant until the award vests.

•
Clawback/recoupment provision:  The Plan includes a "clawback", or recoupment provision, which provides that awards will be subject to cancellation or forfeiture pursuant to any clawback, recoupment, or similar policy required by law or otherwise adopted by our Board.

•
Annual limit on non-employee director awards:  The plan establishes an annual limitation of $750,000 on the amount of cash compensation and value of shares awarded to non-employee directors.

•
Overall annual limit on awards:  The Plan establishes certain annual limits on awards as described below.

•
Explicit "no repricing" provisions:  The exercise price for an option or stock appreciation rights may not be reduced without stockholder approval.

•
No transferability:  All awards will be nontransferable except by will or by the laws of descent and distribution.

General Plan Summary

Eligible participants in the Plan are employees and consultants of the Company and its subsidiaries and members of the Board. As of March 27, 2020, approximately 4,948 employees, 44 consultants and eight non-employee directors would be eligible to participate in the Plan if it were approved.

If approved, our Board of Directors or a designated committee, most likely the Compensation and HR Committee (the "administrator") will administer the Plan. The Plan permits the granting of:

•
Restricted stock units (RSUs).  Awards of RSUs result in a payment to a participant only if the vesting criteria the administrator establishes are satisfied. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the award agreement. The administrator, in its sole discretion, may pay earned RSUs in cash, shares, or a combination thereof;

•
Performance shares.  The administrator will be able to grant performance shares, which are awards that will result in a payment to a participant only if the performance goals or other vesting criteria the administrator may establish are achieved or the awards otherwise vest. The administrator will establish performance or other vesting criteria, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants;

•
Restricted stock.  Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the administrator;

•
Options.  Either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options may be granted. The Administrator sets option exercise prices and terms, except that the exercise price of stock options granted under the Plan must be at least 100% of the fair market value of the common stock on the date of grant. No incentive stock option may be granted after 10 years from date of the Plan's initial adoption by the Board and ISOs may not be granted with respect to more than the maximum number of shares issuable under the Plan as described above. We note, however, that while no options have been granted to employees since fiscal 2010, it is important to include this element to provide the administrator with flexibility regarding types of equity;

•
Stock appreciation rights (SARs).  The administrator will be able to grant SARs, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. The appreciation may be paid in cash, common stock of equivalent value, or a combination thereof. SARs will become exercisable at the times and on the terms established by the administrator, subject to the terms of the Plan. The administrator, subject to the terms of the Plan, will determine the terms and conditions of SARs granted under the Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant;

Proposal Two Approval of the Coherent Equity Incentive Plan

•
Dividend equivalents.  Dividend equivalents represent the right of a participant to receive amounts based on the dividends declared on shares of common stock as of dividend payment dates during the term of the dividend equivalent right. Dividend equivalents will not be paid to any participant with respect to any unvested award until such award vests but this limitation does not prohibit the payment of dividend equivalent rights attributable to the period while an award was unvested to be paid upon or after the vesting of the award;

•
Cash-payments to non-employee directors.  Cash retainers and other cash payments for service as a non-employee director are made under the Plan; and

•
Deferred stock units.  Deferred stock units consist of a restricted stock, RSU, performance share or dividend equivalent right award that the administrator permits to be paid out in installments or on a deferred basis.

The number of awards under the Plan that a participant may receive is limited. Subject to certain capital and transaction adjustments, no participant shall be granted, in any fiscal year, (i) options and stock appreciation rights to purchase more than 500,000 shares; provided, however, that such limit shall be 1,000,000 shares in the participant's first fiscal year of Company service; and (ii) more than 400,000 shares in the aggregate of restricted stock, performance shares, or RSUs; provided, however, that such limit shall be 600,000 shares in the participant's first fiscal year of Company service. In addition, no non-employee director shall be granted in any fiscal year solely with respect to ordinary service as a director on the Board and any standing committee thereof awards that exceed $750,000 in the aggregate value of cash-based and other awards.

The Plan provides that options and stock appreciation rights may not be repriced without stockholder approval. In the event that the successor corporation in the event of a merger or change in control refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or SARs, including shares with respect to awards that would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, all RSUs will fully vest, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of performance through closing and 100% of target levels and all other terms and conditions met unless otherwise expressly provided for in the award agreement.

If certain changes in our stock occur by reason of a stock split, reverse stock split, stock dividend, combination or reclassification, or certain other changes in our capital structure, the number of shares covered by outstanding awards, the number of shares that remain authorized for issuance under the Plan, the exercise or purchase price of outstanding awards and the annual share limits will be proportionately adjusted.

Awards under the Plan are subject to any applicable Company clawback policy and any additional clawback provisions of applicable law or applicable listing standards.

The Board may amend or terminate the Plan but no amendment or termination may materially impair the rights of any participant unless agreed to by the participant.

The description of the Plan in this Proposal Two is a summary and does not purport to be a complete description and is qualified in its entirety by reference to the text of the Plan set forth in Appendix A. See Appendix A for more detailed information regarding the Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of current federal income tax consequences of awards that could be granted under the Plan. The applicable rules are complex and income tax consequences may vary depending upon the particular circumstances of each participant. The summary is very general in nature and does not purport to describe particular consequences to individual plan participants and does not discuss the tax laws of any state, municipality or foreign jurisdiction or gift, estate, excise, payroll or other tax laws, including the impact of Internal Revenue Code Section 280G governing parachute payments.

RSUs:    A holder of an RSU does not recognize taxable income when the RSU is granted. When vested RSUs are settled and shares distributed, the participant will recognize ordinary income equal to the fair market value of shares received.

Performance awards:    No income generally will be recognized upon the grant of a performance award. Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of any vested shares of common stock or cash received.

Proposal Two Approval of the Coherent Equity Incentive Plan

Restricted stock awards:    For restricted stock awards, unless vested or the recipient elects under Internal Revenue Code Section 83(b) to be taxed at the time of grant or purchase, the recipient will not have taxable income upon the grant, but will recognize ordinary income upon vesting equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

Stock options and stock appreciation rights:    A recipient of a stock option or stock appreciation right will not recognize taxable income upon the grant of those awards. For nonqualified stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally required period (currently more than two years from the date of grant and more than one year from the date of exercise). If the shares are not held for the legally required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any additional gain recognized on the sale generally will be short-term or long-term capital gain. The Company will generally be eligible for an income tax deduction equal to the income recognized by the participant in the year of the exercise of a nonqualified stock option or stock appreciation right but will generally not be eligible for an income tax deduction with respect to incentive stock options unless the holding periods described above are not met.

Section 409A:    Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to a participant's deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation actually or constructively is received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Section 162(m) limitations:    As a public company, the Company is subject to the tax-deduction rule of Section 162(m) of the Code generally limiting the otherwise allowable deduction to the Company to $1 million for certain executives except to the extent the compensation was pursuant to a written agreement in effect on November 2, 2017 and meets certain requirements.

Awards

Our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within Coherent. Our Board expects that the Plan will be an important factor in attracting, retaining and rewarding the high caliber employees essential to our success and in providing incentive to these individuals to promote the success of the Company.

No awards have yet been made under the Plan. Awards under the Plan would be made at the discretion of the administrator. Therefore, the benefits and amounts that will be received or allocated under the Plan in the future are not determinable at this time. No awards have been granted that are contingent on the approval of the Plan. The Board has previously adopted resolutions automatically granting each year without any discretion to each non-employee director an award of RSUs valued at $225,000 upon the director's election to the Board at the Company's annual meeting. In addition, the Board determined that upon the initial appointment of a non-employee director, such director will receive an award of RSUs valued at $225,000. If the Plan is approved, these RSU grants to directors would be made under the Plan.

Proposal Two Approval of the Coherent Equity Incentive Plan

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 28, 2019 about the Company's equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of the Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	452,145	(2)	$44.74	(3)	2,170,187	(4)
Equity compensation plans not approved by security holders	—		—		—
TOTAL	452,145		$44.74		2,170,187	(5)

(1)
The weighted average exercise price does not reflect shares that will be issued upon the vesting of outstanding RSUs or upon the exercise of rights under the Employee Stock Purchase Plan.

(2)
This number does not include any options that may be assumed by us through mergers or acquisitions; however, we do have the authority, if necessary, to reserve additional shares of our common stock under these plans to the extent necessary for assuming such options.

(3)
Represents the exercise price for one outstanding option in the amount of 24,000 shares, which had a remaining contractual term of 1.98 years as of September 28, 2019.

(4)
This number of shares includes 250,749 shares of common stock reserved for future issuance under the Employee Stock Purchase Plan and 1,919,438 shares reserved for future issuance under the 2011 Equity Incentive Plan. This number reflects counting each share issued pursuant to vested RSUs (either service or performance-based) as 2.15 shares. If calculated at one share for each share issued, the number would be 4,739,935. Under either calculation, performance-based RSUs are included at 100% of target goal; under the terms of performance-based RSUs, the recipient may earn between 0% and 200% of the award.

(5)
As of March 27, 2020, 1,484,434 shares remained available for future issuance under the 2011 Equity Incentive Plan.

Vote Required

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Plan.

Recommendation

The Board of Directors unanimously recommends that stockholders vote "FOR" the approval of the Equity Incentive Plan.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending October 3, 2020, and, along with the full Board, recommends that stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended September 28, 2019, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") during fiscal 2019 and 2018:

	2019	2018
Audit fees(1)	$3,454,348	$3,589,147
Tax fees(2)	546,618	931,017
All other fees(3)	1,895	1,895

Total	$4,002,861	$4,522,059

(1)
Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)
Represents tax compliance and related services.

(3)
Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database.

Proposal Three Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte's independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority to pre-approve certain additional services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal years 2019 and 2018, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020.

Recommendation

The Audit Committee and the Board recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020.

PROPOSAL FOUR
APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

At our annual meeting in March 2017, our stockholders indicated they would like to have an annual advisory vote on executive compensation. Accordingly, the Board proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2019 Summary Compensation Table and related tables and disclosure.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent's strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards.

Vote Required

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote and, therefore, not binding. The Board values the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders' concerns and the Compensation and HR Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board recommends that stockholders vote "FOR" the approval, on a non-binding, advisory basis of our named executive officer compensation disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 3, 2020, certain information with respect to the beneficial ownership of Coherent common stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all current executive officers and directors as a group. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)
Wellington Management Group LLP(2) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,490,193	10.30%
Vanguard Group Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	2,261,774	9.36%
Blackrock Inc.(4) 55 East 52nd Street New York, NY 10055	2,256,984	9.34%
Victory Capital Management Inc.(5) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	1,265,659	5.24%
John R. Ambroseo(6)	187,195	*
Andreas W. Mattes	—	*
Kevin Palatnik	27,231	*
Mark Sobey	8,816	*
Bret DiMarco(7)	19,743	*
Paul Sechrist(8)	13,878	*
Jay T. Flatley(9)	40,014	*
Pamela Fletcher	3,180	*
Susan M. James	8,014	*
Beverly Kay Matthews	—	*
Michael R. McMullen	2,422	*
Garry W. Rogerson(10)	14,514	*
Steve Skaggs	12,514	*
Sandeep Vij(11)	7,514	*
All current directors and executive officers as a group (13 persons)(12)	148,822	*

*
Represents less than 1%.

(1)
Based upon 24,166,669 shares of Coherent common stock outstanding as of March 3, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of March 3, 2020 and all RSUs held by that person that will vest within 60 days of March 3, 2020,

Security Ownership of Certain Beneficial Owners and Management

  are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based on a Schedule 13G/A filed on January 8, 2020.

(3)
Based on a Schedule 13G/A filed on February 12, 2020.

(4)
Based on a Schedule 13G/A filed on February 5, 2020.

(5)
Based on a Schedule 13G filed on January 31, 2020.

(6)
Includes 1,206 shares issuable upon vesting of RSUs within 60 days of March 3, 2020 and 185,989 shares owned by the Ambroseo-Lacorte Family Trust, of which Mr. Ambroseo is a trustee.

(7)
Includes 19,743 shares owned by the DiMarco Family Trust, of which Mr. DiMarco is a trustee.

(8)
Includes 13,878 shares owned by the Sechrist Family Trust, of which Mr. Sechrist is a trustee.

(9)
Includes 24,000 shares issuable upon exercise of vested options held by Mr. Flatley and 16,014 shares held by the Flatley Family Trust, of which Mr. Flatley is a trustee.

(10)
Includes 14,514 shares held by the 2000 Rogerson Family Revocable Living Trust, of which Mr. Rogerson is a trustee.

(11)
Includes 7,514 shares held by the Vij Family 2001 Trust, of which Mr. Vij is a trustee.

(12)
Includes an aggregate of 24,000 shares issuable upon exercise of vested options.

OUR EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our executive officers as of April 6, 2020 are set forth below:

Name	Age	Office Held
Andreas ("Andy") W. Mattes(1)	58	President and Chief Executive Officer
Kevin Palatnik(2)	62	Executive Vice President and Chief Financial Officer
Mark Sobey(2)	60	Executive Vice President and Chief Operating Officer
Bret DiMarco(2)	51	Executive Vice President, General Counsel and Corporate Secretary
Thomas Merk	57	Executive Vice President and General Manager, Industrial Lasers & Systems

(1)
Mr. Mattes joined Coherent on April 6, 2020. Accordingly, Mr. Mattes is not a "Named Executive Officer" for purposes of our Compensation Discussion and Analysis.

(2)
"Named Executive Officer" for purposes of our Compensation Discussion and Analysis.

Please see "Proposal One—Election of Directors—Nominees" above for Mr. Mattes' biographical information.

Kevin Palatnik.    Mr. Palatnik has served as our Executive Vice President and Chief Financial Officer since February 2016. Prior to that from August 2011 until its acquisition by Knowles Corporation in July 2015, Mr. Palatnik served as the Chief Financial Officer of Audience, Inc., a provider of intelligent voice and audio solutions for mobile devices. Prior to that from June 2001 to November 2010, Mr. Palatnik held various roles at Cadence Design Systems, Inc., an electronic design automation software company, including as its senior vice president and chief financial officer. Mr. Palatnik also serves as a member of the board of directors and chair of the audit committee of Adesto Technologies, Inc., a provider of innovative, application-specific semiconductors and embedded systems that comprise the essential building blocks of Internet of Things (IoT) edge devices. Mr. Palatnik received a B.S. in Industrial Engineering and Operations Research and a M.B.A. from Syracuse University.

Mark Sobey.    Dr. Sobey has served as our Executive Vice President and Chief Operating Officer since his appointment on April 6, 2020. Dr. Sobey previously served as our Executive Vice President and General Manager of OEM Laser Sources (OLS) from November 2016 to April 2020, Executive Vice President and General Manager of Specialty Laser Systems (SLS) from April 2010 to November 2016, and Senior Vice President and General Manager of SLS from joining Coherent in July 2007 until April 2010. Prior to Coherent, Dr. Sobey spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including Senior Vice President roles in Product Management at Cymer and Global Sales at JDS Uniphase. He received his PhD in Engineering and BSc in Physics from the University of Strathclyde in Scotland.

Bret DiMarco.    Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor's degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. Additionally, Mr. DiMarco is a member and chair of the Nasdaq Listing and Hearing Review Council and an adjunct professor at the University of California, Hastings College of the Law.

Thomas Merk.    Mr. Merk was appointed Executive Vice President and General Manager, Industrial Lasers & Systems in December 2016. Prior to that, Mr. Merk was Chief Executive Officer and President of Rofin-Sinar Technologies Inc. and a member of its board of directors from July 2015 to November 2016, when the acquisition of Rofin by Coherent was completed. From December 2005 to July 2015 Mr. Merk was the Chief Operating Officer of the Rofin Micro and Marking Business and a Managing Director of Carl Baasel Lasertechnik GmbH & Co. KG. from May 2000 to November 2016. He started his career in 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, a machine tool company, and remained there until 2000, most recently serving as managing director. Mr. Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program for our "Named Executive Officers" or "NEOs" for fiscal 2019: Messrs. Ambroseo, Palatnik, Sobey, DiMarco and Sechrist. Messrs. Ambroseo and Sechrist are no longer executive officers of the Company. Effective April 6, 2020, Mr. Ambroseo retired from his position as our President and Chief Executive Officer and as a member of our Board, transitioning to the role of Special Advisor, and Mr. Mattes was appointed by our Board to serve as President, Chief Executive Officer and a member of the Board (see "—CEO Transition" below). Effective as of the beginning of fiscal 2020, Mr. Sechrist transitioned from the role of Executive Vice President, Worldwide Sales and Services to the role of Special Advisor to the CEO. References in this Compensation and Discussion Analysis to our CEO refer to Mr. Ambroseo, our former CEO, who served as CEO for all of fiscal 2019.

We also provide an overview of our executive compensation philosophy, principal compensation policies and practices by which the Compensation and HR Committee, or the committee, arrives at its decisions regarding NEO compensation.

Compensation Discussion and Analysis

NEO Compensation Overview

The following chart sets forth our compensation philosophy and design principles:

Compensation Philosophy	Compensation Design Principles
Retain and hire talented executives	Our executives should have market competitive compensation and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group, with actual compensation falling above or below depending upon our financial performance and the performance of our stock price against an index over a three-year vesting period. Compensation components may be above or below such percentile target and vary by individual executive.
Pay for performance, with both short and long-term measurements	A significant portion of the annual compensation of our executives is designed to vary with annual business performance and a significant portion of long-term equity compensation is based on the long-term relative performance of our stock price in comparison to the Russell Index (as defined below), by way of a single three-year vesting period.
Tie compensation to performance of our core business	Payouts under our fiscal 2019 annual cash incentive plan were dependent upon corporate achievement of two performance targets: revenue and Adjusted EBITDA dollars. The committee determined that these were the most effective metrics for tying management's compensation directly to our core operating results for fiscal 2019. In fiscal 2019, the Company's financial results did not meet the challenging targets established by the committee and, as a result, no pay out under our annual cash incentive plan was made to our NEOs.
Align compensation with stockholder interests	Our stockholders benefit from strong operating performance by the Company, and we believe that having a significant portion of compensation tied to equity with both time and performance-based vesting requirements directly aligns management to stockholder returns. Performance-based RSUs make up the largest potential portion of the equity grants for our CEO, and make up half of the equity grants of our other NEOs at target. The grants are fully at risk and the executive may not receive any shares at the end of the vesting period. Grants of performance-based RSUs in fiscal 2019 have the same measurement period consistent with historical practice: a single vesting date three years from grant solely dependent upon the performance of our common stock price measured against the Russell Index. In fiscal 2019, target was increased from meeting the Russell Index performance to exceeding the Russell Index performance. Prior to fiscal 2018, we used the Russell 2000 Index to compare our stock price performance, but due to an increase in our market cap, the Company was moved up to the Russell 1000 Index, and, accordingly, for grants made since the first quarter of fiscal 2018, the committee compares our stock price performance against the performance of the Russell 1000 Index. We refer to the applicable Russell Index as the "Russell Index."

Compensation Discussion and Analysis

The following chart sets forth our principal elements of NEO compensation:

Executive Compensation Program Overview—Elements of Compensation

Element	Variability	Objective	How Established	Fiscal Year 2019 for NEOs
Base Salary	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against executive officer's skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Base salary increased for 2019 for NEOs to more closely align with peers and market data provided by the committee's compensation consultant.
Annual Cash Incentive	Performance Based	Offer a variable cash compensation opportunity once per fiscal year based upon the level of achievement of corporate performance targets.	Target payouts set by measuring total cash compensation opportunity against the peer group. Corporate performance targets based on meeting operational goals tied to the Company's operating budget for the applicable fiscal year.	Changed from a semi-annual bonus in fiscal 2018 to an annual bonus measurement period in fiscal 2019 tied to revenue and Adjusted EBITDA achievement. Revenue achievement weighted at 25% and Adjusted EBITDA achievement weighted at 75%. Total payout can range from 0% to 200% of target. For fiscal 2019, the Company did not meet the performance targets, and as a result, there was no cash bonus payout.
RSUs—Service Based	Value Tied to Stock Price	Align long-term management and stockholder interests and strengthen retention with three-year vesting. Service-based awards create long-term retention.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Fiscal 2019 service-based awards vest 1/3 per year over three years, with the first vesting date occurring on the one year anniversary of the grant date.

Compensation Discussion and Analysis

Element	Variability	Objective	How Established	Fiscal Year 2019 for NEOs
RSUs—Performance Based	Performance Based—Value Tied to Stock Price and Based on Relative Performance to Russell Index	At-risk performance-based awards provide an incentive opportunity based upon the performance of our stock price against the performance of the Russell Index. This component directly aligns NEO pay to our stockholders' interests.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Performance award measured by comparing our stock price performance against that of the Russell Index. To achieve 100% vesting of the awards, our stock price must outperform the Russell Index by 2% during the defined performance period. If our stock outperforms that target, the award is increased 2% for each percentage point of outperformance (with a cap of a 200% vesting). If our stock underperforms the target, the award is decreased 2% for each of the first two percentage points of underperformance, and decreased 4% for each additional percentage point of underperformance (with a floor of a 0% vesting).
Other Benefits	Primarily Fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness.	No significant changes for fiscal 2019 program.

Stockholder Engagement

The committee considers feedback from our stockholders regarding our executive compensation program, including as expressed by the results of our annual advisory vote on executive compensation, which our stockholders have historically strongly supported. We have strong pay for performance alignment, and the say-on-pay proposal for fiscal 2018 compensation was approved by an overwhelming majority.

Beyond the results of our annual say-on-pay vote, our stockholder engagement program is designed to foster an on-going dialogue with our stockholders. The principal form of engagement in this program consists of our CEO and CFO regularly meeting with our stockholders throughout the year. These meetings are primarily focused on financial and business matters related to the Company, and they allow our stockholders the opportunity to raise questions on a variety of topics, including our executive compensation design philosophy and principles. We believe this regular engagement has been productive and has allowed for a helpful exchange of ideas and perspectives for both management and our stockholders.

As a result of these efforts, our CEO and CFO met with over 45 unique stockholders (in many cases speaking to a particular investor multiple times throughout the year), representing approximately 60% of our outstanding shares as of the end of fiscal 2019.

Compensation Discussion and Analysis

The Board, the committee and the Company's management greatly value the feedback from those meetings, and each consider such feedback in deliberations on important topics, such as executive compensation design and principles, throughout the year.

Also as part of our stockholder engagement program, we encourage our stockholders to directly express their views to the committee as described in this proxy statement under the heading "Stockholder Communication with the Board of Directors." The committee welcomes direct stockholder feedback and considers such feedback as well as our historical "say-on-pay" results in its deliberations on executive compensation.

We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with Proposal Four.

CEO Transition

Retirement of CEO

On April 6, 2020, the Company announced that John Ambroseo retired from his role as President and CEO and a member of the Board, effective April 6, 2020. Upon his retirement, Mr. Ambroseo transitioned to the role of a Special Advisor to the Company. This transition was effected pursuant to a transition and retirement agreement that was entered into by Mr. Ambroseo and the Company in April 2019. The transition and retirement agreement provides for continuation of Mr. Ambroseo's employment through December 1, 2021, with a continuation of his then current compensation through April 13, 2021 and a base salary of $10,000 per month thereafter through December 1, 2021, continued vesting in outstanding equity awards through December 1, 2021 and eligibility for change of control benefits if a change of control occurs by such date. The transition and retirement agreement also includes customary confidentiality, proprietary information and indemnification provisions and includes a release by Mr. Ambroseo. The terms of the agreement were extensively reviewed and discussed with Compensia, the committee's independent compensation consultant. Both Mr. Ambroseo and the committee strongly believed that entering this agreement was in the best interest of Coherent and our stockholders by further supporting the upcoming transition.

In addition, in the first quarter of fiscal 2020, the committee determined to make an automatic grant of time-based RSUs with a value of approximately $200,000 to Mr. Ambroseo on the first day of each fiscal quarter in which he was still serving as CEO, with each such grant vesting on the last day of the fiscal quarter in which it was granted. Mr. Ambroseo received three such grants, which ceased once he was no longer CEO. The committee determined to make these quarterly grants in lieu of granting Mr. Ambroseo any additional time or performance-based RSUs in fiscal 2020.

Retention Grants

The committee, in consultation with Mr. Ambroseo and Compensia, further determined that it was in the best interests of our stockholders to grant one-time retention grants of time-based RSUs to Messrs. Sobey and DiMarco to provide additional support and certainty during the CEO transition. These retention grants have a single vest date three years from the date of grant.

Appointment of New CEO

On April 6, 2020, the Company announced that the Board appointed Mr. Andreas ("Andy") W. Mattes to serve as President and CEO of the Company, as well as a member of the Board. Mr. Mattes assumed these roles on April 6, 2020.

In connection with Mr. Mattes' appointment as President and CEO, the Company and Mr. Mattes entered into an employment agreement on March 31, 2020 providing for, among other things, a base salary of $850,000 per year and a 2020 fiscal year target bonus of 120% of his base salary. Mr. Mattes will receive a signing bonus of $500,000, subject to repayment to the Company if within the first 18 months of his employment, he terminates employment without good reason or the Company terminates his employment for cause.

The employment agreement also provides that within 30 days after his commencement of employment, Mr. Mattes will be granted equity awards based on an aggregate value of $5,200,000, with such equity awards determined based on a 30-day average stock price for time-based RSUs and an estimated Monte-Carlo value for performance-based RSUs. One-third of such equity awards will be time-based RSUs with equal amounts vesting annually over three years and two-thirds of the equity awards will be performance-based RSUs. The performance-based RSUs will have a three-year performance period from his date of employment with the performance metric based on the relative performance of the Company's stock price in comparison to the Russell Index, consistent with the Company's general performance-based RSU structure.

Compensation Discussion and Analysis

Under his employment agreement, Mr. Mattes will be eligible for a severance payment equal to twice the sum of his annual salary and target bonus as well as a benefit allowance if his employment is terminated without cause or he terminates his employment for good reason. Mr. Mattes will be covered by the Company's change of control plan and entitled to participate in employee benefit plans generally applicable to senior executives of the Company. Mr. Mattes also entered into the Company's standard form of indemnification and confidentiality agreements.

Key Design Changes to Executive Compensation in Fiscal Years 2019 and 2020

As disclosed in the Company's fiscal 2018 proxy statement, the compensation committee made the following changes to the design of executive compensation in fiscal 2019:

•
Redesigned the measurement of the Company's performance-based RSUs to require performance above the Russell Index in order to achieve target vesting levels;

•
Moved the annual cash Variable Compensation Plan to a single one year measurement period; and

•
Considered internal pay equity between the CEO and other NEOs as a factor in determining compensation.

In addition, the committee closely reviewed the Company's executive compensation recoupment (or "clawback") policy in light of the state of applicable law, governance trends and practices of other public companies.

In fiscal 2020, the Board, at the recommendation of the committee and management, adopted a new clawback policy, expanding potential recoupment of cash and equity compensation to include all NEOs, as well as all employees of the Company holding the title of Senior Vice President or higher who report directly to our CEO. As described further below, the new clawback policy allows the committee to recoup excess incentive compensation from such covered individuals in the event of a restatement of the Company's financial results, regardless of whether the covered executive played a role in the need for the restatement.

Executive Summary

Our Business

Founded in 1966, Coherent, Inc. is one of the leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of several indexes, including the Russell 1000 and Standard & Poor's MidCap 400 Index. For more information about our business, please read the sections captioned "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed with SEC on November 26, 2019.

Selected Business Highlights

We experienced a significant decrease in year-over-year revenue, Adjusted EBITDA and non-GAAP earnings per share in fiscal 2019 and accordingly failed to meet our internal targets. As a result, you will see in the coming pages that our performance-related executive compensation in our annual cash program yielded no payout (zero %) in fiscal 2019.

Set forth below are tables reflecting several performance metrics from the last three fiscal years that impact the compensation for our NEOs.

Our revenue increased 10% from fiscal 2017 to fiscal 2018 and decreased 25% from fiscal 2018 to fiscal 2019 (dollars in millions):

ANNUAL REVENUE

Compensation Discussion and Analysis

Our Adjusted EBITDA increased 6% from fiscal 2017 to fiscal 2018 and decreased 53% from fiscal 2018 to fiscal 2019 (dollars in millions):

ADJUSTED EBITDA*

Our non-GAAP earnings per share from continuing operations increased 9% from fiscal 2017 to fiscal 2018 and decreased 57% from fiscal 2018 to fiscal 2019:

NON-GAAP EARNINGS PER SHARE*

For a reconciliation table of earnings per share on a GAAP basis to non-GAAP basis and net income from continuing operations on a GAAP basis to Adjusted EBITDA, please refer to the "Reconciliation Table" at the end of this section.

Compensation Overview

Compensation Philosophy.    We tie executive total compensation to stockholder value with two measures: our operational results and the comparative performance of our stock price. This approach provides strong alignment between executive pay and performance, and focuses executives on making decisions that enhance our stockholder value in both the short and long-term. We design our executive compensation program to achieve the following goals:

•
Retain and hire talented executives—Our executives should have market competitive compensation, and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group (as noted below), with actual compensation falling above or below depending upon Coherent's financial performance. Additionally, certain compensation components may be above or below such percentile target and vary by individual executive.

•
Pay for performance, with both short and long-term measurements—A significant portion of the annual compensation of our executives is designed to vary with annual business performance and the long-term relative performance of Coherent's stock price in comparison to the Russell Index (by way of a single three-year vesting period). The committee and management set demanding performance targets. For example, there was no bonus paid out for fiscal 2019 as explained below. The performance of the Company's stock as measured against the Russell Index, however, resulted in shares issued under the performance-based RSUs above target levels in fiscal 2019, due to the growth in the price of the Company's stock.

The following chart shows the payout percentages as compared to the committee's selected target for each of the last three fiscal years under our annual cash bonus plan:

ANNUAL PAYOUT PERCENTAGE UNDER
CASH INCENTIVE PLAN

Compensation Discussion and Analysis

Payouts under our annual cash bonus plan over the last seven years have ranged from 0% to 200% as shown in the following chart:

VCP Payout Percentage

•
Tie compensation to performance of our core business—Our fiscal 2019 annual cash incentive plan was dependent upon Coherent's achievement against two criteria: Adjusted EBITDA dollars and revenue. The committee determined that these were the most effective metrics for tying management's compensation directly to Coherent's core operating results for fiscal 2019.

•
Align compensation with stockholder interests—Our stockholders benefit from continued strong operating performance by the Company, and we believe that having a significant portion of compensation tied to equity, with both time and performance-based vesting requirements, directly aligns management to stockholder interests. The performance-based RSUs make up the largest potential portion of the equity grants for our CEO. Grants of performance-based RSUs historically have the same measurement period: a single vesting date three years from grant solely dependent upon the performance of Coherent's common stock price measured against the Russell Index. Prior to fiscal 2019, the performance target was equal to meeting the index's performance. As mentioned above, the committee modified the design of the performance-based RSU grants made in the first quarter of fiscal 2019 and going forward to require performance two percentage points above the Russell Index to achieve the targeted vesting. If our stock outperforms that target during the defined performance period, the award is increased 2% for each percentage point of outperformance (up to a maximum cap of 200% of target). If our stock underperforms the target, the award is decreased 2% for each of the first two percentage points of underperformance, and decreased 4% for each additional percentage point of underperformance (with a floor of a 0% vesting). As a result, compensation decreases faster for failing to outperform the Russell Index than it increases for exceeding the target. If Coherent's stock underperforms the Russell Index by more than 24%, then there is no payout, but in order to hit the maximum possible payout, Coherent's stock has to outperform the Russell Index by at least 52%. The table and chart below illustrate this structure:

FISCAL 2019 PERFORMANCE RSU VESTING

Relative Performance Percentage against the Russell Index	Vesting Percentage of Target Amount

152% or more	200% (maximum vesting)

102%	100%

100%	96%

85%	36%

77%	4%

76% or less	0% (no PRSUs vest)

Elements of Executive Compensation.    During fiscal 2019, the compensation of our NEOs primarily consisted of (A) base salary, (B) participation in our annual variable compensation plan (referred to herein as our "annual cash incentive plan" or "VCP"), and (C) long-term equity incentive awards divided between time-based RSUs and performance-based RSUs. For fiscal 2019, on average, approximately 83% of our NEO's target compensation and approximately 86% of our CEO's target compensation was delivered through our cash incentive plan and long-term equity incentives (both time and performance RSUs).

As a demonstration of how executive cash compensation is tied to company performance, the cash compensation for our

Compensation Discussion and Analysis

CEO during fiscal 2019 at target, maximum and actual can be illustrated as follows (dollars in thousands):

CEO FY 2019 CASH PAY MIX

Compensation Governance.    "Pay for performance" has been and remains at the core of Coherent's executive compensation coupled with appropriately managing risk and aligning our compensation programs with long-term stockholder interests. We accomplish this primarily by having a majority of our NEOs' potential compensation being "at risk" through a combination of (i) a fiscal year variable cash incentive program tied to achievement of financial metrics and (ii) equity grant vesting tied to achievement of a performance metric. The committee monitors and considers evolving governance approaches and standards in executive compensation, as well as communications it receives directly from stockholders.

As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation practices as well as governance practices in effect during fiscal 2019, include:

•
We have minimum share ownership requirements for our CEO and members of the Board as well as Executive Vice Presidents and Senior Vice Presidents who report to the CEO;

•
Our performance-based RSU program is measured by the Company's stock price achievement against the Russell Index over a three-year period, which the committee believes is a direct connection to long-term total stockholder interests. Fiscal 2019 grants require achievement in excess of the Russell Index to achieve target payout;

•
The committee is composed entirely of directors who satisfy the standards of independence in Coherent's Corporate Governance Guidelines and Nasdaq listing standards;

•
The committee made decisions regarding CEO compensation without the CEO present;

•
Executive incentive compensation programs include limits on maximum payouts to contain the risk of excessive payouts;

•
The committee utilizes an independent compensation consultant;

•
We have eliminated material historical perquisites as an element of compensation for our NEOs;

•
We had a recoupment or "claw-back" policy for our CEO and CFO, and, in fiscal 2020, our Board, at the recommendation of the committee, adopted an updated policy extending coverage to all individuals with the title Senior Vice President and above, as described below;

•
We have in place a policy prohibiting executive officers and directors from hedging or pledging Company stock, as described above;

•
Change-of-control payments occur solely in "double-trigger" circumstances, that is a change of control coupled with a termination of employment within a defined time period;

•
None of our NEOs are entitled to any "gross-up" to offset the impact of IRS Code Sections 280G or 4999 in connection with a change of control; and

•
Other than the transition agreements for Messrs. Ambroseo and Sechrist, none of our NEOs have employment agreements.

Our stockholders have historically strongly supported our executive compensation philosophy and design as seen in the significant majorities approving our "say-on-pay" proposal (does not include broker non-votes; rounded).

SAY-ON-PAY STOCKHOLDER VOTES

Compensation Discussion and Analysis

Role of Management

The committee regularly met with Mr. Ambroseo to obtain recommendations with respect to the compensation programs, practices and packages for our NEOs other than Mr. Ambroseo. Additionally, Mr. Palatnik, our Executive Vice President and CFO, Mr. DiMarco, our Executive Vice President, General Counsel and Corporate Secretary, and members of our human resources department are regularly invited to meetings of the committee or otherwise asked to assist the committee.

The assistance of these individuals includes providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee's decisions. NEOs attend portions of committee meetings when invited by the committee, but leave the meetings when matters potentially affecting them are discussed.

Role of the Committee's Compensation Consultant

The committee utilizes the services of an independent compensation consultant and in fiscal 2019, engaged Compensia as its independent compensation consultant. Compensia assisted the committee by:

•
Reviewing and analyzing our executive compensation program, including providing NEO tally sheets to the committee;

•
Providing market data for fiscal 2019 compensation; and

•
Providing further insight on compensation governance trends.

The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for Coherent unless expressly authorized by the committee. Since retention, Compensia has not performed any work for Coherent other than its work with the committee, the Board or other committees of the Board, such as work with the Governance and Nominating Committee with respect to compensation for service on the Board and its committees. The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee, the Board, or another committee of the Board. The committee has assessed the independence of Compensia and concluded that no conflict of interest exists.

The Company also participates in and maintains a subscription to the Radford Global Technology and Sales surveys. This survey provides benchmark data and compensation practices reports of a broad cross-section of technology companies similar in size to Coherent to assist us with employee compensation generally.

Pay Positioning Strategy and Benchmarking of Compensation

Philosophically the committee initially orients target total compensation for our NEOs generally near the 50th percentile of our peers (as measured by our designated peer group and compiled by the committee's independent compensation consultant and, when applicable, including, for example, when there are few comparable positions reported in the proxy data of our peer group companies, data from the Radford Global Technology Survey), resulting in targeted total compensation that is competitive for performance that meets the objectives established by the committee. Each NEO's actual salary, cash incentive compensation opportunity and equity compensation grant value may fall below or above the target position based on the individual's performance, contributions, scope of role, experience, skills and knowledge, as well as the historical pay structure for each executive, Company performance and the proportion of compensation at risk. These factors are weighed by the committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions nor was the impact of any factor on the determination of compensation quantifiable. In general the committee will balance between cash and equity compensation elements to have more compensation in equity for each NEO in order to more closely align NEO compensation directly with that of the performance of the Company and with stockholders. In fiscal 2019, the committee also asked its independent compensation consultant to review and report on internal pay equity between the CEO and the other NEOs as a factor when approving compensation.

Compensation Discussion and Analysis

The CEO's review of the performance of the other NEOs is considered by the committee in making individual pay decisions. With respect to the CEO, the committee additionally considered the performance of Coherent as a whole and the views of other members of the Board regarding the CEO's performance. Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company's performance.

In analyzing our executive compensation program relative to target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies' proxy filings with respect to similarly situated individuals at the peer companies (when available) and the Radford Global Technology Survey (as a supplement when peer group company data is unavailable). It is important to note that these are the peers selected by the committee. The committee uses criteria as described below in determining the appropriate peer group. There are proxy advisory services that use their own criteria to select peers for the Company and, accordingly, stockholders should be aware that these advisory services do not, in fact, follow the same methodology of the committee and there may be wide variances between the different peer groups used by these services. Any comparison of company performance or market data for executive compensation using a completely different peer group will, therefore, naturally result in a different analysis. We encourage our stockholders to consider the peer group used in any comparisons and direct any questions to the committee regarding such comparisons or any other matters when considering how to vote on Proposal Four.

For pay decisions made for fiscal 2019, after consulting with our independent compensation consultant, the committee determined that the following companies comprise the peer group for fiscal 2019:

Ciena Corporation (CIEN)	Microsemi Corporation (MSCC)
Cypress Semiconductor Corporation (CY)	MKS Instruments (MKSI)
Dolby Laboratories (DLB)	National Instruments (NATI)
Entegris (ENTG)	Nuance Communications (NUAN)
F5 Networks (FFIV)	OSI Systems (OSIS)
Finisar (FNSR)	Synaptics (SNYA)
FLIR Systems (FLIR)	Teradyne (TER)
Itron, Inc. (ITRI)	Trimble Inc. (TRMB)
Keysight Technologies (KEYS)	ViaSat (VSAT)
Lumentum Holdings, Inc. (LITE)

Several factors are considered in selecting the peer group, the most important of which are:

Primary Criteria

•
Industry (primarily companies in the Electronic equipment, Semiconductor and communications equipment sub-industry classifications defined by the Global Industry Classification Standard (GICS) system); and

•
Revenue level (primarily companies with annual revenues between 0.5x-2.0x that of Coherent).

Secondary Criteria

•
Market capitalization between 0.25x and 3.0x of Coherent;

•
Market capitalization as a multiple of revenues of greater than 1.5x; and

•
A disclosed peer of a peer company.

The committee reviews the composition of the peer group annually to ensure it is the most relevant set of companies in light of the foregoing criteria to use for comparison purposes. Ciena Corporation, Cypress Semiconductor Corporation, Itron, Inc. and Trimble Inc. were added to the companies comprising the Company's peer group for fiscal 2019 replacing three companies (Infinera, Maxim Integrated Products and Plantronics) from the fiscal 2018 peer group.

Compensation Discussion and Analysis

Components of Our Executive Compensation Program

The principal components of our executive officer compensation and employment arrangements during fiscal 2019 included:

•
Base salary;

•
Annual cash incentive plan;

•
Equity awards; and

•
Other benefits.

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent's success depends. The following table shows the components of total direct compensation at target and maximum for our NEOs as a group for fiscal 2019. In maintaining the design for fiscal 2019, the committee recognized the significant support received from the Company's stockholders for the compensation program design, as reflected in the continued strong vote totals in favor of our executive compensation through our annual "say-on-pay" proposal.

CEO AND NEO (OTHER THAN CEO) FY2019
DIRECT COMPENSATION MIX*

Base Salary

Base salary is the foundation to providing an appropriate total cash compensation package. We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform. This is the most stable component of our executive compensation program, as this amount is not at risk. The committee reviewed market data information provided by Compensia with respect to similarly situated individuals to assist it in determining the base salary for each NEO, depending upon the particular executive's experience, skills, knowledge, performance and contribution. The committee increased the base salaries of our NEOs in fiscal 2019, as supported by compensation analysis provided by Compensia, from 2.6% to 12.5% to more closely align their base salary with the base salary of peers. According to information provided by the committee's compensation consultant, none of the increases brought base salary above the 50th percentile of our peer group companies. For several of our NEOs, base salary remained below the 50th percentile of our peer group. Our CEO received a base salary increase in fiscal 2019 of 3% and has not received a base salary increase in seven of the last ten years.

Variable Cash Incentive Compensation

A substantial portion of each individual's potential short-term compensation is in the form of variable incentive cash compensation tied to committee-established goals. In fiscal 2019, Coherent maintained one incentive cash program under which executive officers were eligible to receive annual cash incentives, the 2019 Variable Compensation Plan ("2019 VCP").

2019 VCP

The 2019 VCP was designed as an "at risk" bonus compensation program to promote a focus on Coherent's growth and profitability. It provided an incentive compensation opportunity in line with targeted market rates to our NEOs. Under the 2019 VCP, participants were eligible to receive one bonus based on annual fiscal year performance, which is a change from bi-annual bonuses in prior years. In setting the performance goals at the beginning of the fiscal year, the committee assessed the anticipated difficulty and importance to Coherent's success of achieving the performance goals.

The actual awards (if any) payable for the annual period depend on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2019 VCP goals were tied to Coherent achieving targeted levels of revenue and Adjusted EBITDA dollars, with revenue weighted at 25% and Adjusted EBITDA weighted at 75%. Each performance metric is measured and paid out independently, but the revenue payout is capped at 100% achievement until Adjusted EBITDA reaches a minimum dollar target. Adjusted EBITDA is defined as operating income adjusted for VCP payouts, depreciation, amortization, stock compensation expenses, major restructuring charges and certain non-operating income or expense items, such as costs related to acquisitions. The committee also reviews the financial

Compensation Discussion and Analysis

impact of mergers and acquisitions to determine if any adjustments in VCP are required.

The measurement period had a potential payout range of between zero and 200%, with a target at 100% of the executive's participation rate.

In addition, the committee reserved a one-time discretionary bonus for our CEO for fiscal 2019, which did not result in any payout.

Fiscal 2019 Variable Compensation Plan Scale for NEOs

Revenue achievement for fiscal 2019 was $1,430.6 million, which fell short of the threshold for a cash bonus payout and resulted in no cash bonus. Adjusted EBITDA achievement for fiscal 2019 was $259.1 million, which fell short of the threshold for a cash bonus payout and resulted in no cash bonus.

Fiscal 2019 VCP Scale

Revenue $ (in millions)	Payout
$1,430.6 (actual)	0% (actual)
$1,680.0 (threshold)	0%
$1,740.0 (target)	100%
$1,800.0	200%

Adjusted EBITDA $ (in millions)	Payout
$259.1 (actual)	0% (actual)
$450.0 (threshold)	0%
$495.0 (target)	100%
$540.0	200%

The tables below describe for each NEO under the 2019 VCP (i) the target percentage of base salary and (ii) the actual award earned for fiscal 2019. The potential award range for each NEO is 0% to 200% of the target award percentage of base salary.

Fiscal 2019

Named Executive Officer	Target Percentage of Salary		Actual Award ($)	Actual Award as a Percentage of Target Award
John Ambroseo	120%	(1)	0	0%
Kevin Palatnik	75%		0	0%
Mark Sobey	70%		0	0%
Bret DiMarco	65%		0	0%
Paul Sechrist	70%		0	0%

(1)
Consists of VCP at 100% and a one-time discretionary bonus of 20%.

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders. We seek to provide equity award opportunities that are consistent with our compensation philosophy, with the potential for increase for exceptional financial performance, consistent with the reasonable management of overall equity compensation expense and stockholder dilution. Finally, we believe that long-term equity awards are an essential tool in promoting executive retention. For fiscal 2019, our long-term incentive program included the grant of time-based RSUs and performance-based RSUs. These components provide a reward for past corporate and individual performance and an incentive for future performance.

Our performance-based RSU grants are tied to the Company's performance and, as a result, may fluctuate from no vesting to vesting up to a maximum of 200% of target. When making its compensation decisions, the committee reviews a compensation overview prepared by its independent compensation consultant which reflects potential realizable value under current short and long-term compensation arrangements for the CEO. In addition, the committee reviews a compensation overview prepared by its compensation consultant reflecting the intrinsic value of unvested equity awards and performance-based RSUs at target and projected values for all of the NEOs.

Fiscal 2019 Equity Grants

For fiscal 2019, the committee based the annual equity program on a combination of time-based and performance-based RSUs over a three-year period. In particular, the committee determined to measure achievement for the performance RSUs by the relative performance of Coherent's stock price in comparison to the Russell Index. The committee believed that using the Russell Index (in which Coherent was

Compensation Discussion and Analysis

a member at the time of grant) as a proxy of total stockholder return directly aligns executive compensation with stockholder interests. The committee determined that both the performance-based and time-based RSU grants provide a further retention tool in that the time-based grants vest over three years with pro rata annual vesting and the performance-based RSU grants vest, assuming the performance thresholds are met, in a single cliff vesting after a three-year period.

Performance-based RSU grants in fiscal 2019 vest solely dependent upon the performance of Coherent's common stock price measured against the Russell Index. To achieve 100% vesting of the awards, our stock price must outperform the Russell Index by 2% during the defined performance period. If our stock outperforms that target, the award is increased 2% for each percentage point of outperformance (with a cap of a 200% vesting). If our stock underperforms the target, the award is decreased 2% for each of the first two percentage points of underperformance, and decreased 4% for each additional percentage point of underperformance (with a floor of a 0% vesting). As a result, vesting decreases faster for failing to outperform the Russell Index than it increases for exceeding the target. The performance-based RSUs make up the largest potential portion of the equity grants for our CEO.

The following table summarizes some of the key features of our annual fiscal 2019 equity grants:

Fiscal 2019 Equity Grants

Type	RSUs and performance-based RSUs (PRSUs)

Vesting for RSUs	One-third each grant anniversary

Vesting for PRSUs	Single vesting date three years from grant

100% tied to Russell Index
Minimum vest: zero
PRSU Metrics	Target vest: 2% above Russell Index
Maximum vest: 200% of target

For our CEO, more than half of his total equity awards are performance-based. Approximately 66% of his equity awards are performance-based and at maximum achievement that percentage increases to approximately 80%.

As an example, our performance-based design was seen in the vesting of the PRSU grants made in November 2015, which vested in the first quarter of fiscal 2019. Our common stock gained 283% as compared to the Russell Index, which gained 140% over the defined measurement periods at the beginning and end of the three-year vesting period. This out-performance resulted in 200% PRSU vesting.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative stock performance of Coherent in comparison to the Russell Index through the date of the change of control and such performance-based shares would, subject to the terms of the Change of Control Severance Plan, then convert to time-based vesting with a single vesting date at the three year anniversary of the grant.

The following charts show the aggregate composition of equity grants for fiscal 2019 to our CEO, at target and at

Compensation Discussion and Analysis

maximum achievement under the terms of the performance-based grants:

The following table reflects the number of shares subject to equity grants made to the NEOs during fiscal 2019. The table includes special one-time retention RSU grants made to Messrs. Sobey and DiMarco. These grants have a single three-year vest and were made by the committee, in consultation with its independent compensation consultant, to further support a successful transition period in connection with the Company's announcement of Mr. Ambroseo's intention to retire as our President and CEO.

Named Executive Officer	Time-Based RSU Grants	Performance-Based RSU Grants at Target	Performance-Based RSU Grants Range (vesting dependent upon achievement)
John Ambroseo	11,472	22,499	0 - 44,998
Kevin Palatnik	5,271	5,092	0 - 10,184
Mark Sobey*	15,180	3,978	0 - 7,956
Bret DiMarco*	14,356	3,182	0 - 6,364
Paul Sechrist	6,588	0	0 - 0

*
Includes the special one-time retention grant.

Equity Award Practices

Equity grants to our employees are driven by our annual review process. Grant guidelines are based on competitive market practices. Typically, an eligible employee is granted equity at the first committee meeting after beginning employment and may be eligible for periodic grants thereafter. Eligibility for and the size of grants are influenced by the then-current guidelines for non-executive officer grants and the individual's performance or particular requirements at the time of hire. No option grants have been made to an employee since fiscal 2010.

In fiscal 2019 the committee and the Equity Committee granted an aggregate of 274,433 shares subject to time-based and performance-based restricted stock units (at maximum), representing approximately 1.14% of Coherent's outstanding common stock as of September 28, 2019 (excluding automatic and initial grants to directors). With the assistance of Compensia, the committee has reviewed this burn rate relative to peer practices and proxy advisory firm guidance and found that the total dilution was consistent with the median of peer practices and such guidance.

During fiscal 2019 all equity grants to individuals at the Vice President level and above were made at meetings of the committee.

CEO and Executive Minimum Stock Ownership Guidelines

The committee adopted mandatory stock ownership guidelines for our CEO during fiscal 2012. During the first quarter of fiscal 2018, the committee adopted enhanced stock ownership guidelines increasing the value of shares our CEO must hold to at least five times base salary and making our Executive Vice Presidents and Senior Vice Presidents reporting to the CEO subject to stock ownership guidelines of one times such individual's base salary. In the event that our CEO or other officer does not satisfy the minimum

Compensation Discussion and Analysis

requirements, then 50% of the net after-tax shares (e.g., exercised options/shares received on the vesting of RSUs) are required to be held until the guidelines are met. As of December 31, 2019, Mr. Ambroseo held outstanding stock worth more than 35 times his base salary and, accordingly, significantly exceeded the minimum stock ownership guidelines. Our other NEOs also exceeded the minimum stock ownership guidelines as of December 31, 2019.

Other Benefits

Retirement Plans

U.S. based executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution. Our 401(k) Retirement Plan is intended to be a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the NEOs).

We maintain a Deferred Compensation Plan for certain employees and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors' annual retainer earned in the upcoming plan year. We provide no matching or other additional contributions to such Deferred Compensation Plan. Plan participants may designate investments for deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be "deemed investments." Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant's deferral account over time.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Employee Stock Purchase Plan

Our stockholders have approved an employee stock purchase plan whereby employees can purchase shares for a discount, subject to various participation limitations. As employees, our NEOs are eligible to participate in this plan.

Severance and Change of Control Arrangements

Our Change of Control and Leadership Change Severance Plan (the "Change of Control Plan") provides certain benefits in the event of a change of control of Coherent for certain executives, including each of our NEOs. Benefits are provided if there is a change in ownership of Coherent, a change in effective control of Coherent, or a change in ownership of a substantial portion of Coherent's assets (in each case as construed under Section 409A of the Internal Revenue Code and the regulations thereunder) (a "change of control") and within two years thereafter (or within two months prior thereto) the participant's employment is terminated without cause or voluntarily terminates following a constructive termination event. The plan's provisions are, therefore, of the variety commonly referred to as "double-trigger." Importantly, the plan does not include any "gross up" provisions for the participants for the tax effects caused by any such benefits. The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

The committee completed its review of the provisions of the Change of Control Plan during fiscal 2015 and determined to review the plan again in four years. In the first quarter of fiscal 2019, the committee reviewed and adopted substantially the same Change of Control Plan and determined to review the plan again in four years. Compensia assisted the committee in its review and analysis of the Change of Control Plan. The committee believes that reviewing the Change of Control Plan every four years allows for the right balance in providing certainty for the participants while providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

In addition, in connection with the succession planning process related to the Company's announcement of Mr. Ambroseo's intention to retire as our President and CEO, the Company's Change of Control Plan was amended in fiscal 2019 to include a time-limited severance benefit for those executive officers and Senior Vice Presidents reporting directly to Mr. Ambroseo at the time of his announcement if their employment is terminated without cause or they terminate for good reason within the two-year period after the new CEO was appointed. The severance benefit includes 18 months of base and bonus pay, an 18-month benefit stipend, 24 months of additional vesting credit for equity awards and a pro rata annual incentive for the year of termination. The Board believed that it was in the best interests of stockholders and the Company to adopt this change to reinforce continuity during a time of transition.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve specific purposes unrelated to the determination of the NEOs' total direct compensation for a specific year.

Compensation Discussion and Analysis

Tax and Accounting Considerations

Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code—Section 162(m) generally limits our income tax deduction for compensation we pay to certain executive officers up to $1 million during any fiscal year for any such officer. The officers covered by Section 162(m) include, but are not necessarily limited to, our chief executive officer, chief financial officer, our next three most highly compensated named executive officers other than our chief executive officer and chief financial officer, and certain individuals to whom the Section 162(m) deductibility limit applied for our fiscal year 2018 or later. Certain grandfathered payments pursuant to written binding contracts in effect on November 2, 2017 may still be fully deductible to the Company even if total compensation to a covered officer exceeds $1 million in a fiscal year. Although the committee may consider the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing executive compensation programs, the committee intends to design and administer compensation programs in the way the committee believes is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of the Company and the executive officer.

Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received "deferred compensation" that does not satisfy the requirements of Section 409A. We consider Section 409A in the design and operation of any plans.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, a committee of the Board approved a clawback policy for our CEO and CFO. This clawback policy provided that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the CEO or CFO and it caused material noncompliance with any financial reporting requirement, then Coherent shall seek disgorgement of any portion of the bonus or other incentive or equity-based compensation related to such accounting restatement received by such individual during the 12-month period following the originally filed financial document.

As disclosed in the Company's fiscal 2018 proxy statement, the committee reviewed the Company's existing clawback policy during fiscal 2019 and, as a result of that review, recommended a new policy to the Board, which the Board adopted in fiscal 2020. The new clawback policy expands potential recoupment of cash and equity incentive compensation to include all NEOs, as well as all employees of the Company holding the title of Senior Vice President or higher who report directly to our CEO. The new policy allows for the committee to recoup excess incentive compensation from such covered individuals in the event of a restatement of the Company's financial results if the committee determines that during the three-years prior to such restatement the covered individuals would have received less incentive compensation if it had been calculated based on the restated financials.

In addition, under our Insider Trading Policy, we have established a policy with respect to hedging or pledging Coherent securities (see "Hedging Policy" above).

Compensation Discussion and Analysis

Compensation and HR Committee Report

The Compensation and HR Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation and HR Committee

Sandeep Vij, Chair
Jay Flatley
Pamela Fletcher
Michael McMullen

RECONCILIATION TABLE—NON-GAAP EARNINGS PER SHARE FROM CONTINUING OPERATIONS

	Fiscal Year
	2019	2018	2017
GAAP NET INCOME PER DILUTED SHARE FROM CONTINUING OPERATIONS	$2.22	$9.95	$8.42
Stock-based compensation	1.30	1.11	0.94
Amortization of intangible assets	1.81	1.72	1.72
Restructuring charges	0.66	0.12	0.34
Non-recurring tax expense (benefit)	(0.04)	0.66	(0.05)
Costs related to acquisitions	—	0.03	0.70
Interest expense on Barclays debt commitment	—	—	0.07
Gain on hedge of Barclays debt commitment	—	—	(0.29)
Gain on business combination	—	—	(0.14)
Impairment (asset recoveries) and other charges	(0.04)	0.03	0.08
Purchase accounting step up	0.01	0.02	0.77

NON-GAAP NET INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE	$5.92	$13.64	$12.57

RECONCILIATION TABLE—ADJUSTED EBITDA

	Fiscal Year
(in millions)	2019	2018	2017
GAAP NET INCOME FROM CONTINUING OPERATIONS	$53.8	$247.4	$208.6
Income tax expense	6.2	114.2	93.4
Interest and other income (expense), net	24.4	36.5	27.4
Depreciation and amortization	116.4	113.4	104.5
Costs related to acquisitions	—	0.7	17.6
Gain on business combination	—	—	(5.4)
Restructuring charges	22.7	3.9	12.3
Impairment (asset recoveries) and other charges	(1.3)	0.8	2.9
Stock-based compensation	36.5	32.7	30.4
Purchase accounting step up	0.4	0.8	26.8

ADJUSTED EBITDA	$259.1	$550.4	$518.5

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, the Compensation and HR Committee of the Board consisted of directors Vij (Chair), Flatley, Krause (until February 2019), Fletcher (beginning June 2019) and McMullen (beginning December 2018). None of the members of the committee has been or is an officer or employee of Coherent. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and HR Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Committee Independence

Each of the members of the committee qualifies as (i) an "independent director" under the requirements of The Nasdaq Stock Market, (ii) a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934 Act"), (iii) an "outside director" under Section 162(m) of the Code and (iv) an "independent outside director" as that term is defined by ISS.

SUMMARY COMPENSATION AND EQUITY TABLES

Fiscal 2019 Summary Compensation Table

The table below presents information concerning the total compensation of our NEOs for the fiscal years ended September 28, 2019, September 29, 2018 and September 30, 2017.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Ambroseo,	2019	820,203	4,056,096		0	11,146	4,887,445
Former President and	2018	800,010	7,867,051		853,885	10,946	9,531,892
Chief Executive Officer(5)	2017	766,358	7,488,106		1,760,021	10,754	10,025,239
Kevin Palatnik,	2019	484,439	1,247,657		0	11,146	1,743,242
Executive Vice President	2018	438,083	1,568,031		306,283	10,946	2,323,343
and Chief Financial Officer	2017	426,747	1,613,899		645,029	10,754	2,696,429
Mark Sobey,	2019	445,200	2,702,495	(6)	0	11,146	3,158,841
Executive Vice President and	2018	420,390	1,463,443		276,121	10,946	2,170,900
General Manager of OEM Laser Sources	2017	396,467	1,413,369		521,304	10,754	2,341,894
Bret DiMarco,	2019	398,081	2,507,454	(6)	0	11,146	2,916,681
Executive Vice President,	2018	387,116	1,149,941		235,280	10,946	1,783,283
General Counsel and Corporate Secretary	2017	368,947	1,351,551		450,004	10,754	2,181,256
Paul Sechrist,	2019	417,130	812,037		0	11,146	1,240,313
Former Executive Vice President	2018	399,246	1,306,720		263,135	10,946	1,980,047
Worldwide Sales and Services(7)	2017	371,543	1,464,189		450,004	10,754	2,296,490

(1)
Reflects the dollar amount of salary earned in the applicable fiscal year.

(2)
Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Reflects unvested time-based and performance-based restricted stock units; there is no guaranty that the recipients will ultimately receive this amount, or any amount. See footnote 2 to the Grants of Plan-Based Awards table for additional information. Amounts in this column may not equal the sum of the awards included in the Grants of Plan-Based Awards table due to rounding. No stock options were granted to the NEOs in fiscal years 2019, 2018 and 2017.

(3)
Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during the applicable fiscal years.

(4)
Reflects a 401(k) company match earned during the applicable fiscal year.

(5)
Effective April 6, 2020, Mr. Ambroseo retired from the role of the Company's President and Chief Executive Officer.

(6)
These amounts include a one-time retention grant of time-based restricted stock units with a grant date value of approximately $1.7 million to each of Messrs. Sobey and DiMarco, each with a single three-year vesting date, related to the announced CEO transition.

(7)
Effective September 29, 2019, Mr. Sechrist transitioned from the role of the Company's Executive Vice President, Worldwide Sales and Services to the role of Special Advisor to the CEO.

Summary Compensation and Equity Tables

Grants of Plan-Based Awards in Fiscal 2019

Except as set forth in the footnotes, the following table shows all plan-based equity and non-equity incentive awards granted to our NEOs during fiscal 2019. Our NEOs did not receive any option awards during fiscal 2019.

						Actual Payouts Under Non-Equity Incentive Plan Awards ($)(1)				All Other Stock Awards: # of Shares of Stock or Units (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date Fair Value ($)(2)
Name	Type	Grant Date	Thresh- hold($)	Target($)	Maxi mum($)		Thresh hold(#)	Target(#)	Maxi mum(#)
John Ambroseo	PRSU	11/13/2018					0	22,499	44,998		2,642,058
	RSU	11/13/2018								11,472	1,414,039
	Annual bonus		0	990,013	1,980,026	0
Kevin Palatnik	PRSU	11/13/2018					0	5,092	10,184		597,954
	RSU	11/13/2018								5,271	649,704
	1st semi-annual bonus		0	371,264	742,528	0
Mark Sobey	PRSU	11/13/2018					0	3,978	7,956		467,137
	RSU	11/13/2018								4,118	507,585
	RSU	04/12/2019								11,062	1,727,774
	Annual bonus		0	315,006	630,012	0
Bret DiMarco	PRSU	11/13/2018					0	3,182	6,364		373,662
	RSU	11/13/2018								3,294	406,018
	RSU	04/12/2019								11,062	1,727,774
	Annual bonus		0	260,003	520,006	0
Paul Sechrist	RSU	11/13/2018								6,588	812,037
	Annual bonus		0	294,010	588,020	0

(1)
Failure to meet a minimum level of performance resulted in no bonus paid out under the 2019 Variable Compensation Plan.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2019 in accordance with ASC 718, and includes grants made in fiscal 2019. The assumptions used in the valuation of these awards are set forth in Note 13 "Employee Stock Award and Benefit Plans" of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2019. For informational purposes, if the maximum level of performance for the PRSU awards was achieved, the value, calculated by multiplying the closing price of the Company's common stock on the date of grant by the number of shares issuable upon achievement of the maximum level of performance under the applicable PRSU is $5,546,454, $1,255,280, $980,657 and $784,427, for Messrs. Ambroseo, Palatnik, Sobey and DiMarco, respectively. These amounts do not correspond to the actual value, if any, that will be recognized by the NEOs. See "Compensation Discussion and Analysis—Equity Awards" for a description of the PRSUs.

Option Exercises and Stock Vested in Fiscal 2019

The table below sets forth certain information for each NEO regarding the exercise of options and the vesting of stock awards during fiscal 2019, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Ambroseo	—	—	82,387	10,256,133
Kevin Palatnik	—	—	23,690	3,022,494
Mark Sobey	—	—	14,029	1,759,981
Bret DiMarco	—	—	12,156	1,524,309
Paul Sechrist	—	—	12,159	1,527,368

(1)
Reflects the market price of our common stock on the vesting date.

Summary Compensation and Equity Tables

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table presents information concerning outstanding equity awards held by each NEO as of September 28, 2019.

										Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
		Option Awards				Stock Awards		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John Ambroseo	11/13/2018	—	—	—	—	—	—	44,998	(3)	6,818,997
	11/13/2018	—	—	—	—	11,472	1,738,467	—		—
	11/03/2017	—	—	—	—	—	—	37,582	(4)	5,695,176
	11/03/2017	—	—	—	—	4,994	756,791	—		—
	11/15/2016	—	—	—	—	—	—	64,282	(5)	9,741,294
	11/15/2016	—	—	—	—	5,889	892,419	—		—
Kevin Palatnik	11/13/2018	—	—	—	—	—	—	10,184	(3)	1,543,283
	11/13/2018	—	—	—	—	5,271	798,767	—		—
	11/03/2017	—	—	—	—	—	—	5,010	(4)	759,215
	11/03/2017	—	—	—	—	1,998	302,777	—		—
	11/15/2016	—	—	—	—	—	—	10,206	(5)	1,546,617
	11/15/2016	—	—	—	—	1,701	257,770	—		—
Mark Sobey	04/12/2019	—	—	—	—	11,062	1,676,335	—		—
	11/13/2018	—	—	—	—	—	—	7,956	(3)	1,205,652
	11/13/2018	—	—	—	—	4,118	624,042	—		—
	11/03/2017	—	—	—	—	—	—	4,676	(4)	708,601
	11/03/2017	—	—	—	—	1,864	282,471	—		—
	11/15/2016	—	—	—	—	—	—	9,742	(5)	1,476,303
	11/15/2016	—	—	—	—	1,623	245,949	—		—
Bret DiMarco	04/12/2019	—	—	—	—	11,062	1,676,335	—		—
	11/13/2018	—	—	—	—	—	—	6,364	(3)	964,401
	11/13/2018	—	—	—	—	3,294	499,173	—		—
	11/03/2017	—	—	—	—	—	—	3,674	(4)	556,758
	11/03/2017	—	—	—	—	1,465	222,006	—		—
	11/15/2016	—	—	—	—	—	—	8,536	(5)	1,293,545
	11/15/2016	—	—	—	—	1,422	215,490	—		—
Paul Sechrist	11/13/2018	—	—	—	—	6,588	998,346	—		—
	11/03/2017	—	—	—	—	—	—	4,176	(4)	632,831
	11/03/2017	—	—	—	—	1,664	252,163	—		—
	11/15/2016	—	—	—	—	—	—	9,280	(5)	1,406,291
	11/15/2016	—	—	—	—	1,546	234,281	—		—

(1)
Generally, time-based RSU grants vest 1/3 per year on each anniversary of the grant date. The one-time retention grant of 11,062 time-based restricted stock units on April 12, 2019 related to the announcement of the CEO transition to each of Messrs. Sobey and DiMarco has a single three-year vesting date.

(2)
Market value is determined by multiplying the number of shares by $151.54, the closing price of our common stock on September 27, 2019, the last trading date of fiscal 2019.

(3)
The performance-based RSU vesting determination date is November 13, 2021. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(4)
The performance-based RSU vesting determination date is November 3, 2020. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(5)
The performance-based RSU vesting determination date was November 15, 2019. The performance-based RSUs vested at 200% based on the achievement of certain performance metrics.

Summary Compensation and Equity Tables

Fiscal 2019 Non-Qualified Deferred Compensation

For a description of our Deferred Compensation Plan, see "Compensation Discussion and Analysis-Retirement Plans." The following table presents information regarding the non-qualified deferred compensation activity for each NEO during fiscal 2019:

Name	Executive Contributions in last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
John Ambroseo	—	—	652,559	—	12,908,629
SRP(3)	—	—	113,233	—	2,246,950
Kevin Palatnik	—	—	34,544	—	788,367
Mark Sobey	—	—	98,130	—	1,945,915
Bret DiMarco	—	—	9,608	—	169,688
Paul Sechrist	—	—	73,799	(21,848)	1,862,034
SRP(3)	—	—	22,075	—	367,339

(1)
Company contributions to our Deferred Compensation Plan were terminated on December 31, 2010.

(2)
The deferred compensation in a participant's account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant. The balance reflects contributions previously reported in the Summary Compensation Table to the extent the executive was a Named Executive Officer at the time of such contributions.

(3)
Amounts include account balances (including earnings) from the Supplementary Retirement Plan (SRP), which was suspended on December 31, 2004. The Deferred Compensation Plan is the only current non-qualified deferred compensation plan available for executive management.

Summary Compensation and Equity Tables

Potential Payments upon Termination
or Change of Control

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of each our NEOs pursuant to the terms of the Change of Control and Change in Leadership Severance Plan. Other than this plan, there are no other executive employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each NEO's employment terminated at the close of business on September 27, 2019 (the last trading date of fiscal 2019). These payments are conditioned upon the execution of a form release of claims by the NEO in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the NEOs following a termination of employment (for those amounts and descriptions, see the prior table). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These are aggregate payments and do not reflect such individual's net after tax benefit. No officer is entitled to any "gross up" to offset the impact of IRS Code Section 280G.

NEO	Multiplier for Base Salary and Bonus	Nature of Benefit		Termination Other than for Change of Control	Change of Control Termination ($)
John Ambroseo	2.99X	Salary Severance	(1)	—	$2,466,783
		Bonus Severance	(1)	—	$2,960,140
		Equity Compensation Acceleration	(2)	—	$14,515,410
		Aggregate Healthcare Related Monthly Payment	(3)	—	$99,000
		TOTAL BENEFIT			$20,041,333
Kevin Palatnik	2X	Salary Severance	(1)	—	$990,038
		Bonus Severance	(1)	—	$742,529
		Equity Compensation Acceleration	(2)	—	$3,283,872
		Aggregate Healthcare Related Monthly Payment	(3)	—	$66,000
		TOTAL BENEFIT			$5,082,439
Mark Sobey	2X	Salary Severance	(1)	—	$900,016
		Bonus Severance	(1)	—	$630,011
		Equity Compensation Acceleration	(2)	—	$4,524,075
		Aggregate Healthcare Related Monthly Payment	(3)	—	$66,000
		TOTAL BENEFIT			$6,120,102
Bret DiMarco	2X	Salary Severance	(1)	—	$800,010
		Bonus Severance	(1)	—	$520,006
		Equity Compensation Acceleration	(2)	—	$4,020,356
		Aggregate Healthcare Related Monthly Payment	(3)	—	$66,000
		TOTAL BENEFIT			$5,406,372
Paul Sechrist	2X	Salary Severance	(1)	—	$840,029
		Bonus Severance	(1)	—	$588,020
		Equity Compensation Acceleration	(2)	—	$2,504,350
		Aggregate Healthcare Related Monthly Payment	(3)	—	$66,000
		TOTAL BENEFIT			$3,998,399

(1)
Reflects salary as in effect as of September 28, 2019. Bonus severance is based on target bonus as a percentage of salary as in effect as of September 28, 2019.

Summary Compensation and Equity Tables

(2)
Equity Compensation Acceleration represents the value of time-based restricted stock units and performance-based restricted stock units, in each case as of September 27, 2019 (the last trading date before the end of our fiscal year) at the closing stock price on that date ($151.54). The value of accelerated restricted stock units is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 27, 2019. This assumes immediate release and vesting of the performance-based restricted stock units at the maximum, or 200% of target, achievement. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on September 27, 2019, only those restricted stock units outstanding as of that date are included in the table.

(3)
Aggregate Healthcare Related Monthly Payment is a monthly payment of $2,750 in lieu of receiving Company-subsidized COBRA benefits, life insurance premiums and/or other welfare benefits, multiplied by 36 months for our CEO and 24 months for our other NEOs.

On April 6, 2020, the Company announced that John Ambroseo retired from his role as President and CEO and a member of the Board, effective April 6, 2020. Upon his retirement, Mr. Ambroseo transitioned to the role of a Special Advisor to the Company. This transition was effected pursuant to a transition and retirement agreement that was entered into by Mr. Ambroseo and the Company in April 2019. For further discussion of this transition and retirement agreement, see "Compensation Discussion and Analysis—CEO Transition."

To assist with the transition following his retirement as the Company's Executive Vice President, Worldwide Sales and Services, Mr. Sechrist agreed to remain as a Special Advisor to the CEO, and will serve in such capacity through September 30, 2021. During that time, Mr. Sechrist will provide strategic and other services reasonably requested by our CEO and has agreed to not compete with the Company. As a special advisor to the Company's CEO, Mr. Sechrist will receive a salary no less than his current base salary and will continue to vest in his current equity grants pursuant to the terms of the Company's 2011 Equity Incentive Plan.

PAY RATIO

As provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee's total annual compensation relative to total annual compensation of the CEO. As disclosed in the "Fiscal 2019 Summary Compensation Table" above, the fiscal 2019 total annual compensation for our CEO was $4,887,445. We estimate that the fiscal 2019 total annual compensation for the median of all employees, excluding our CEO, was $69,018. The resulting ratio of our CEO's total annual compensation to that of the median of all employees, excluding our CEO, for fiscal 2019 is approximately 71 to 1.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee's annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

For fiscal 2019, we used the same median employee as used for fiscal 2018, as there have been no significant changes in our employee population or employee compensation arrangements that we believe would result in a significant change to the pay ratio. There also were no material changes to this employee's compensation that would significantly impact the pay ratio.

We identified the median employee by (i) aggregating for each employee employed on September 29, 2018 (our fiscal year end) (A) annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule, for hourly and seasonal employees) and (B) target incentive compensation, (ii) converting amounts from local currency to U.S. dollars and (iii) ranking this compensation measure for our employees other than our CEO from lowest to highest. Because we had an even number of employees (excluding our CEO) on the determination date, two employees were identified as the median compensated employees. We reviewed the compensation of these two employees as well as the compensation of five employees immediately above and below, to further analyze employee median compensation for consistency with that of other employees near the

Summary Compensation and Equity Tables

median. For these twelve employees, we calculated total annual compensation for such employees using the same methodology used to calculate the "Total" column of the "Fiscal 2019 Summary Compensation Table." We then selected from among the two median compensated employees, a United States employee whose compensation was most consistent with that of the twelve employees reviewed.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter of the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered "related persons" include:

•
Any of our directors, nominees for director and executive officers;

•
Any person known to be the beneficial owner of five percent or more of our common stock (a "5% Stockholder"); and

•
Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, including reviewing and approving the fees for the performance of the audit by our independent auditors. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met thirteen (13) times either in person or by telephone during fiscal 2019. In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee's oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls. These questions include:

•
Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements;

•
Based on the auditors' experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements;

•
Based on the auditors' experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business.

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019, including the fees to be paid for their audit work, and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Commission, and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence.

Management has reviewed and discussed the audited financial statements for fiscal 2019 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 28, 2019, for filing with the SEC.

Respectfully submitted by the Audit Committee.

Steve Skaggs, Chair
Susan James
Beverly Kay Matthews
Garry Rogerson

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board may recommend.

Dated: April 6, 2020

By Order of the Board of Directors

Bret DiMarco
Executive Vice President, General Counsel and
Corporate Secretary

APPENDIX A

COHERENT
EQUITY INCENTIVE PLAN

1.     Purposes of the Plan.    The purposes of this Equity Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers and to promote the success of the Company.

Awards to Service Providers granted hereunder may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Deferred Stock Units or Dividend Equivalents, at the discretion of the Administrator and as reflected in the terms of the Award Agreement. In addition, the Plan provides for certain cash-based amounts for service as Director.

2.     Definitions.    As used herein, the definitions as set forth in Appendix A shall apply.

3.     Stock Subject to the Plan.    Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of shares which shall be available for issuance under the Plan is 3,080,000 Shares plus any Shares subject to any equity compensation awards under the Company's 2011 Equity Incentive Plan that are outstanding on the date this Plan becomes effective and that subsequently expire unexercised or are forfeited, added at the rate set forth in the following paragraph. All of the Shares issuable under the Plan may be authorized, but unissued, or reacquired Common Stock.

Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Awards covering Shares with a per Share or per unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as two Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the final paragraph of this Section 3 or to the extent that a Share that was subject to an award outstanding on the date this Plan becomes effective expires unexercised or is forfeited is added as part of the Plan reserve as set forth in the first paragraph of Section 3, the Plan shall be credited with two Shares.

Subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in the first paragraph of this Section 3.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Restricted Stock Units, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when an SAR is exercised, the Shares subject to a SAR Award Agreement shall be counted against the numerical limits of Section 3 above, as one Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise (i.e., Shares withheld to satisfy the exercise price of an SAR shall not remain available for issuance under the Plan). Shares that have been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company due to such Awards failing to vest, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares used to satisfy any withholding obligations for Tax-Related Items with respect to Options or SARs shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Substitute Awards may be granted under the Plan and such Substitute Awards shall not reduce the aggregate number of Shares available for the Awards under the Plan.

4.     Administration of the Plan.

  (a)   Procedure.

    (i)    Multiple Administrative Bodies.    If permitted by Applicable Laws, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

    (ii)    Administration With Respect to Officers and Outside Directors.    Any discretionary Award grants to Officers or Outside Directors shall be made by the Board or a committee thereof. The Board or a committee thereof shall administer the Plan with respect to Officer and Outside Director Awards.

    (iii)   Administration With Respect to Other Persons.    With respect to Award grants made to Employees or Consultants who are not Officers of the Company, the Plan shall be administered by (A) the Board, (B) the Compensation and HR Committee or another committee designated by the Board, or (C) a sub-committee designated by the designated committee, which committee or sub-committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

  (b)   Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

    (i)    to determine the Fair Market Value;

    (ii)    to select the Service Providers to whom Awards may be granted hereunder;

    (iii)   to determine whether and to what extent Awards are granted hereunder;

    (iv)  to determine the number of Shares or the cash value to be covered by each Award granted hereunder;

    (v)   to approve forms of Award Agreement for use under the Plan;

    (vi)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards vest or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions (subject to compliance with Applicable Laws), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

    (vii)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

    (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for special tax treatment under non-U.S. tax laws or to comply with Applicable Laws;

    (ix)  to modify or amend each Award (subject to Section 7 and Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Award Agreement or the Plan;

    (x)   to allow the Company or any Parent or Subsidiary, as applicable, to satisfy any withholding obligations for Tax-Related Items by withholding from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld;

    (xi)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

    (xii)  to determine the terms and restrictions applicable to Awards;

    (xiii) to determine whether Awards will be adjusted for or accompanied by Dividend Equivalents; and

    (xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

  (c)   Delegation.    The Board may delegate responsibility for administering the Plan, including with respect to designated classes of Employees and Consultants, to different committees consisting of one or more Directors subject to such limitations as the Board deems appropriate. To the extent consistent with Applicable Laws, the Board or the Compensation and HR

  Committee may authorize one or more officers of the Company to grant Awards to designated classes of Employees and Consultants, within limits specifically prescribed by the Board or the Compensation and HR Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself.

  (d)   Effect of Administrator's Decision.    All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

5.     Eligibility.    Awards may be granted only to Service Providers. Incentive Stock Options may be granted only to Employees. A Service Provider who has been granted an Award may, if he or she is otherwise eligible, be granted an additional Award or Awards.

6.     Award Limitations.

  (a)   Option and SAR Annual Share Limit.    Subject to Section 7 below, no Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 500,000 Shares; provided, however, that such limit shall be 1,000,000 Shares in the Participant's first Fiscal Year as a Service Provider.

  (b)   Restricted Stock, Performance Share and Restricted Stock Unit Annual Limit.    No Participant shall be granted, in any Fiscal Year, more than 400,000 Shares in the aggregate of the following: (i) Restricted Stock, (ii) Performance Shares, or (iii) Restricted Stock Units; provided, however, that such limit shall be 600,000 Shares in the Participant's first Fiscal Year as a Service Provider.

  (c)   Director Award Annual Limit.    No Director who is not an Employee shall be granted, in any Fiscal Year, solely with respect to ordinary service as a Director on the Board and any standing committee thereof, one or more Awards that in the aggregate exceed $750,000 in aggregate value of cash-based and other Awards. For purposes of this calculation of value, the value of each Award shall be determined by the Administrator as of the grant date of such Award.

  (d)   Changes in Capitalization.    The numerical limitations in Sections 6(a) and (b) shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18(a). For purposes of clarification regarding the limits in this Section 6, Awards granted in previous Fiscal Years will not count against the Award limits in subsequent Fiscal Years even if the Awards from previous Fiscal Years are earned or otherwise settled in Fiscal Years following the Fiscal Year in which they are granted, and the target Award granted in a Fiscal Year will count against the Award limit even if the Award earned or otherwise settled subsequently is more or less than the target Award.

7.     No Repricing.    The exercise price for an Option or SAR may not be reduced without the consent of the Company's stockholders. This shall include, without limitation, a repricing of the Option or SAR as well as an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, cash or another Award. If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option or SAR as well as any replacement Option or SAR will be counted against the limits set forth in Section 6 above. Moreover, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR and the grant of a new Option or SAR.

8.     Stock Options.

  (a)   Type of Option.    Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant's Incentive Stock Options granted by the Company, any Parent or Subsidiary, that become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant. No Incentive Stock Option may be granted under the Plan more than ten years from the date of the Plan's initial adoption by the Board.

  (b)   Term of Option.    The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

  (c)   Exercise Price and Consideration.

    (i)    The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

      (A)   In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

      (B)   In the case of any other Incentive Stock Option and any Nonstatutory Stock Option, other than a Substitute Award, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

  (d)   The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

    (i)    cash;

    (ii)    check;

    (iii)   other Shares which have a Fair Market Value equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

    (iv)  broker-assisted cashless exercise;

    (v)   net exercise;

    (vi)  any combination of the foregoing methods of payment; or

    (vii)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

9.     Stock Appreciation Rights.

  (a)   Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6 hereof, the Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

  (b)   Exercise Price and other Terms.    The per share exercise price for the Shares to be issued pursuant to exercise of an SAR shall be determined by the Administrator and, except with respect to a Substitute Award, shall be no less than 100% of the Fair Market Value per share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant.

  (c)   Payment of SAR Amount.    Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

    (i)    The difference between the Fair Market Value of a Share over the exercise price; times

    (ii)    The number of Shares with respect to which the SAR is exercised.

  (d)   Payment upon Exercise of SAR.    At the discretion of the Administrator, but only as specified in the Award Agreement, payment for an SAR may be in cash, Shares or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the SAR may only be in Shares.

  (e)   SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, whether it may be settled in cash, Shares or a combination thereof, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

  (f)    Expiration of SARs.    A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

10.  Exercise of Option or SAR.    Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan.

An Option or SAR may not be exercised for a fraction of a Share.

An Option or SAR shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the person entitled to exercise the Option or SAR and, with respect to Options only, full payment for the Shares with respect to which the Option is exercised has been received by the Company. With respect to Options only, full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(d) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Optioned Stock or Shares underlying a SAR, notwithstanding the exercise of the Option or SAR. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

11.  Automatic Grants to Outside Directors.    The Board or a Committee thereof may institute, by resolution, automatic Award grants to new and to continuing members of the Board, with the number and type of such Awards, with such terms and conditions, and based upon such criteria, if any, as is determined by the Board or its Committee, in their sole discretion.

12.  Restricted Stock.

  (a)   Grant of Restricted Stock.    Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6 hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied.

  (b)   Other Terms.    The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan; provided that Restricted Stock may only be issued in the form of Shares. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

  (c)   Restricted Stock Award Agreement.    Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

13.  Restricted Stock Units.

  (a)   Grant of Restricted Stock Units.    Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6 hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit award granted to any Participant, and (ii) the conditions that must be satisfied.

  (b)   Other Terms.    The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock Units granted under the Plan. Restricted Stock Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, may determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Performance Goals or any other basis determined by the Administrator in its discretion.

  (c)   Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria and any other terms and conditions, the Participant shall be entitled to receive a payout, in Shares, in cash or in a combination thereof, as specified in the Restricted Stock Unit Award Agreement.

  (d)   Form and Timing of Payment.    Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, but only as specified in the Award Agreement, may pay vested Restricted Stock Units in cash, Shares, or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the Restricted Stock Units may only be in Shares.

  (e)   Restricted Stock Unit Award Agreement.    Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

14.  Performance Shares.

  (a)   Grant of Performance Shares.    Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6 hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied. Performance Shares shall be granted in the form of units to acquire Shares.

  (b)   Other Terms.    The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator, which may include Performance Goals or such other performance-based milestones as are determined appropriate by the Administrator. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

  (c)   Performance Share Award Agreement.    Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

15.  Dividend Equivalents.

  (a)   Grant of Dividend Equivalents.    Subject to the terms and conditions of the Plan, Dividend Equivalents may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator may grant Dividend Equivalents to any Participant, and may do so either pursuant to an Award that is independent of any other Award, or through a provision in another Award that Dividend Equivalents attach to the Shares underlying the Award. The Administrator shall have complete discretion to determine (i) the number of Dividend Equivalents granted to any Participant, and (ii) the conditions that must be satisfied. Each Dividend Equivalent shall represent the right to receive amounts based on the dividends declared on Shares as of dividend payment dates during the term of the Dividend Equivalent as determined by the Administrator.

  (b)   Other Terms.    The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Dividend Equivalents granted under the Plan. No Dividend Equivalents shall be paid to any Participant with respect to any unvested Award until such Award vests but this sentence shall not prohibit the payment of Dividend Equivalents attributable to the period while an Award was unvested to be paid upon or after the vesting of the Award. Dividend Equivalents shall generally be paid out on the (i) date dividends are paid to the Company's shareholders if the Award is vested and occurs on a stand-alone basis, and (ii) vesting or later settlement date for another Award if the Dividend Equivalent is granted as part of it. Payment of Dividend Equivalents may be in Shares, with cash paid in lieu of fractional Shares, provided that the Administrator may instead provide in an Award Agreement for cash settlement of all or part of the Dividend Equivalents. Only the Shares actually issued pursuant to Dividend Equivalents shall count against the limits set forth in Section 3 above.

  (c)   Dividend Equivalent Award Agreement.    Each Dividend Equivalent grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

16.   Deferred Stock Units.    Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Dividend Equivalent Awards that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company's general creditors until paid out to the Participant.

17.   Non-Transferability of Awards.    Except as determined otherwise by the Administrator in its sole discretion (but never a transfer in exchange for value), Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant, without the prior written consent of the Administrator. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

18.   Adjustments Upon Changes in Capitalization, Dissolution, Merger or Change in Control.

  (a)   Changes in Capitalization.    Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the annual share limitations under Sections 6 hereof, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

  (b)   Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until such date prior to such transaction as determined by the Administrator as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

  (c)   Merger or Change in Control.    In the event of the consummation of a merger or Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at the greater of performance through the Change in Control or one hundred percent (100%) of target levels, and all other terms and conditions met (except, with respect to such performance-based vesting Awards, as is otherwise specified in the Award Agreement). In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

  For the purposes of this subsection (c), an Award will be considered assumed if, following the consummation of the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the

  Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

  Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant's consent; provided, however, a modification to such performance goals only to appropriately and fairly reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

  (d)   Outside Director Awards.    With respect to Awards granted to an Outside Director that are assumed or substituted for in a Change in Control or merger, if on the date of or following such assumption or substitution the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such voluntary resignation is at the request of the acquirer), then the Outside Director will immediately vest 100% in all such Awards.

19.  Time of Granting Awards.    The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award or such later date as is specified by the Administrator.

20.  Term of Plan.    The Plan shall continue in effect until terminated by the Board; however, no Incentive Stock Option may be granted more than ten years from the date of the Plan's initial adoption by the Board.

21.  Amendment and Termination of the Plan.

  (a)   Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan.

  (b)   Shareholder Approval.    The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute) or other Applicable Laws, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Laws.

  (c)   Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be accepted electronically or in writing and signed by the Participant and the Company, or unless required to comply with Applicable Laws.

22.  Conditions Upon Issuance of Shares.    Shares shall not be issued pursuant to the exercise of an Option or SAR or pursuant to any other Award unless the exercise of such Option or SAR and the issuance and delivery of such Shares pursuant thereto or the delivery of Shares pursuant to any other Award shall comply with all relevant provisions of Applicable Laws, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise or payout, as applicable, of an Award, the Company may require the person exercising such Option or SAR, or in the case of another Award, the person receiving the Shares upon vesting, to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required.

23.  Issuance of Shares.    Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

24.  Section 409A Compliance.    Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code to the extent Section 409A of the Code applies to such Awards, and any ambiguities in this Plan or Awards granted hereunder will be interpreted to so comply. The terms of the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with the foregoing intention to the extent the Administrator deems necessary or advisable in its sole discretion. Notwithstanding any other provision in the Plan, the Administrator, to the extent it unilaterally deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

25.  Clawback.    Awards granted under the Plan are subject to any applicable policy the Company may adopt from time to time regarding the recovery of incentive compensation and any additional clawback provisions as required by Applicable Laws including applicable listing standards. By accepting an Award, a Participant consents to the potential forfeiture or recovery of his or her Awards pursuant to Applicable Laws (including applicable listing standards) or Company clawback policy, and agrees to be bound by and comply with any such clawback policy, including returning the full amount required by the clawback policy, if applicable.

26.  No Individual Rights.    No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary or limit in any way the right of the Company or any Parent or Subsidiary to terminate a Participant's employment or other relationship at any time, with or without cause.

27.  No Rights as a Stockholder.    Unless otherwise provided by the Administrator or in the Award Agreement, no Award shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the Shares that are the subject of such Award.

28.  Participants in Other Countries or Jurisdictions.    Without amending the Plan, the Administrator may grant Awards to Service Providers who are non-U.S. nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Parent or Subsidiary may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with Applicable Laws and meet the objectives of the Plan.

29.  Successors.    All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

30.  Choice of Law and Venue.    The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.

 APPENDIX A

(a)   "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)   "Applicable Laws" means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, rules, regulations and requirements, the Code, any stock exchange rules and regulations, and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Awards are granted or to which Awards are subject, as such laws, rules, regulations and requirements may be in place from time to time.

(c)   "Award" means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Deferred Stock Units or Dividend Equivalents or for service as a Director, cash-based amounts (including, without limitation, retainers).

(d)   "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)   "Awarded Stock" means the Common Stock subject to an Award.

(f)    "Board" means the Board of Directors of the Company.

(g)   "Change in Control" means the occurrence of any of the following events:

  (i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

  (ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election including, for this purpose as not being endorsed, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

  (iii)   A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section (g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(h)   "Code" means the U.S. Internal Revenue Code of 1986, as amended.

(i)    "Common Stock" means the Common Stock of the Company.

(j)    "Committee" means the committee appointed by the Board of Directors or a sub-committee appointed by the Board's designated committee in accordance with Section 4(a) of the Plan, if one is appointed.

(k)   "Company" means Coherent, Inc. and its successors in interest.

(l)    "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services; provided, however, that the term "Consultant" shall not include Outside Directors, unless such Outside Directors are compensated for services to the Company other than pursuant to their services as a Director.

(m)  "Director" means a member of the Board.

(n)   "Dividend Equivalent" means a dividend equivalent Award granted to a Participant pursuant to Section 15.

(o)   "Employee" means any person, including Officers and Directors, employed by the Company or a Parent or Subsidiary of the Company or the Parent. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(p)   "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

(q)   "Fair Market Value" means as of any date, the value of Common Stock determined in good faith by the Administrator.

(r)    "Fiscal Year" means a fiscal year of the Company.

(s)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(t)    "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

(u)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, as determined by the Board.

(v)   "Option" means a stock option granted pursuant to the Plan.

(w)  "Optioned Stock" means the Common Stock subject to an Option.

(x)   "Outside Director" means a Director who is not an Employee or Consultant.

(y)   "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z)   "Participant" means an Employee, Consultant or Outside Director who receives an Award.

(aa) "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. The performance measures for any performance period will be determined by the Administrator and may include any one or more of the following objective performance criteria or any other performance criteria determined by the Administrator and may be applied to either the Company as a whole or to a region, business unit, affiliate or business segment or any other measure determined by the Administrator, and measured either on an absolute basis, relative to a pre-established target or as a percentage of another Performance Goal, to a previous period's results or to a designated comparison group or any other basis determined by the Administrator, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), in accordance with accounting principles established by the International Accounting Standards Board ("IASB Principles") or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or to include any items otherwise excludable under GAAP or under IASB Principles or on any other basis determined by the Administrator: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include, without limitation, earnings before interest and taxes, earnings before taxes and net earnings or earnings before interest, taxes depreciation and amortization), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating profit or net operating profit, (xvi) operating margin, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) credit rating, (xxi) objective customer indicators, (xxii) new product invention or innovation, (xxiii) attainment of research and development milestones, (xxiv) improvements in productivity, (xxv) attainment of objective operating goals, and (xxvi) objective employee metrics.

(bb) "Performance Share" means a performance share Award granted to a Participant pursuant to Section 14.

(cc) "Plan" means this Equity Incentive Plan, as amended.

(dd) "Restricted Stock" means a restricted stock Award granted to a Participant pursuant to Section 12.

(ee) "Restricted Stock Unit" means a bookkeeping entry denominated in units with respect to Shares, granted pursuant to Section 13. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ff)   "Service Provider" means an Employee, Consultant or Outside Director.

(gg) "Share" means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(hh) "Stock Appreciation Right" or "SAR" means a stock appreciation right granted pursuant to Section 9 of the Plan.

(ii)    "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

(jj)    "Substitute Award" means an Award granted in connection with a transaction in substitution, exchange, conversion, adjustment, assumption or replacement of awards previously granted by an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary merges or otherwise combines.

(kk) "Tax-Related Items" means any income tax, social insurance contributions, payment on account, fringe benefit tax, employment tax, stamp tax and other tax-related items related to any Participant's participation in the Plan and legally applicable to such Participant.

VOTE BY INTERNET Before The Meeting Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 26, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 During The Meeting Go to www.virtualshareholdermeeting.com/COHR2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 26, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D05151-P33112 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COHERENT, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Jay T. Flatley The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain ! ! ! ! ! ! 1b. Pamela Fletcher 2. To approve the Coherent Equity Incentive Plan. 3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2020. 1c. Andreas W. Mattes 1d. Beverly Kay Matthews ! ! ! 4. To approve, on a non-binding advisory basis, our named executive officer compensation. 1e. Michael R. McMullen 1f. Garry W. Rogerson NOTE: To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. 1g. Steve Skaggs 1h. Sandeep Vij Stockholders of record at the close of business on March 3, 2020 are entitled to vote at the meeting via webcast www.virtualshareholdermeeting.com/COHR2020. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope for that purpose, or vote by telephone or via the Internet. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report, Proxy Statement and Notice of Annual Meeting are available at www.proxyvote.com. D05152-P33112 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. VIRTUAL ANNUAL MEETING OF STOCKHOLDERS April 27, 2020 8:30 AM Pacific Time The undersigned stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2020, and hereby appoints Garry Rogerson and Bret M. DiMarco, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Virtual Annual Meeting of Stockholders of COHERENT, INC. to be held online on April 27, 2020 at 8:30 a.m., Pacific Time, and at any postponement(s) or adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE APPROVAL OF THE COHERENT EQUITY INCENTIVE PLAN SET FORTH IN PROPOSAL TWO, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SET FORTH IN PROPOSAL THREE, (4) FOR THE APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL FOUR AND ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE